UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders

Wednesday, May 21, 2014

Our Values

Ethics: Our actions are founded on trust, honesty and integrity through open communications and adherence to the highest standards of personal, professional and business ethics.

Quality: Our commitment to quality drives us to make continuous improvements in our quest for excellence.

Diversity: We value diversity, as well as the dignity and worth of each employee, and believe that a diverse and inclusive workforce is critical to our continued success.

Value: We are committed to creating value for all stakeholders – employees, customers, investors and our communities – through the optimum development and utilization of our resources.

Service: We provide responsive, flexible service to customers and commit to preserving the environment, providing a safe work environment and improving the quality of life for employees where they live and work.

Our Vision

A pure-play General Partner that creates exceptional value for all stakeholders through our ownership in ONEOK Partners, L.P.

•	Provide management and resources enabling ONEOK Partners, L.P. to execute its growth strategies, allowing ONEOK to grow its dividend.

•	Maximize dividend payout while maintaining prudent financial strength and flexibility.

•	Attract, select, develop and retain a diverse group of employees to support strategy execution.

Our Mission

To provide reliable energy and energy-related services in a safe and environmentally responsible manner to our stakeholders through our ownership in ONEOK Partners, L.P.

April 1, 2014

Dear Shareholder:

You cordially are invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 21, 2014, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2013 annual report to shareholders also is enclosed. A report on our 2013 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank or other holder of record, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank or other holder of record in a timely manner in order to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONEOK and your continued support.

Very truly yours,

JOHN W. GIBSON

Chairman of the Board

ONEOK, INC.

Notice of 2014 Annual Meeting of Shareholders

Time and date	May 21, 2014, at 9:00 a.m. Central Daylight Time

Place	ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103

Items of business	(1) To consider and vote on the election of the 11 director nominees named in the accompanying proxy statement to serve on our Board of Directors.

(2) To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2014.

(3) To consider and vote on our executive compensation on a non-binding, advisory basis.

(4) To consider and vote on a shareholder proposal regarding publication of a report on methane emissions, if properly presented at the meeting.

(5) To consider and vote on such other business as may come properly before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date	March 24, 2014. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding Internet Availability of Proxy Materials. This proxy statement and our 2013 annual report to shareholders are available on our website at www.oneok.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, you may access this proxy statement and our 2013 annual report at okevote.oneok.com, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors,

ERIC GRIMSHAW

Secretary

Tulsa, Oklahoma

April 1, 2014

ONEOK, Inc. 100 W. Fifth Street Tulsa, OK 74103

Proxy Statement

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2014 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 1, 2014.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONEOK”, “we,” “our,” “us,” the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

Communications with Directors	26
Complaint Procedures	27
Corporate Responsibility	28
Safety and Health	28
Environmental Performance	28
Community Investment	29
Political Advocacy and Contributions	30
Proposal 1 – Election of Directors	31
Annual Election by Majority Vote	31
Board Qualifications	31
Director Nominees	32
Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ended December 31, 2014	40
Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014	40
Audit and Non-Audit Fees	40
Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	41
2014 Report of the Audit Committee	41
Stock Ownership	43
Holdings of Major Shareholders	43
Holdings of Officers and Directors	44
Section 16(a) Beneficial Ownership Reporting Compliance	46
Executive Compensation Discussion and Analysis	47
Executive Summary	47
Executive Compensation Philosophy	50
Compensation Methodology	51
Components of Compensation	57
Determination of 2013 Compensation	58
2013 Annual Short-Term Incentive Awards	59
Long-Term Incentive Awards	62
Clawback Provisions	63
Securities Trading Policy	64
Share Ownership Guidelines	64
Change-in-Control Payments	64
Reimbursement from ONEOK Partners, L.P.	65
Internal Revenue Service Limitations on Deductibility of Executive Compensation	65
Executive Compensation Committee Report	65
Named Executive Officer Compensation	66
2013 Grants of Plan-Based Awards	69
Outstanding Equity Awards	70
Option Exercises and Stock Vested	71
Pension Benefits	72
Potential Post-Employment Payments and Payments Upon a Change in Control	76

Summary Proxy Information

To assist you in reviewing the company’s 2013 performance and voting your shares, we would like to call your attention to key elements of our 2014 proxy statement and our 2013 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2013 annual report to shareholders.

Business Highlights

•

ONE Gas, Inc. Separation. In July 2013, we announced a plan to separate our natural gas distribution business into a standalone, publicly traded company known as ONE Gas, Inc. In January 2014, we completed the separation transaction. Our shareholders of record on January 21, 2014, retained their current shares of our common stock and received one share of ONE Gas, Inc. common stock tax free (except for cash received in lieu of fractional shares) for every four shares of our common stock they held on the record date. In connection with the separation, we received a cash payment of approximately $1.13 billion from ONE Gas, Inc. and utilized the proceeds to repay our outstanding commercial paper and approximately $550 million of long-term debt prior to maturity.

ONE Gas, Inc. common stock is now traded on the New York Stock Exchange under the ticker symbol “OGS.”

In connection with the separation transaction, John W. Gibson retired as our Chief Executive Officer and Terry K. Spencer was named our President and Chief Executive Officer and became a member of our Board of Directors. Mr. Gibson continues to serve as the non-executive Chairman of the Board.

•

Energy Services Wind Down. As a result of challenging industry conditions, in June 2013, we announced we would exit the operations of our energy services business segment through an accelerated wind down process. As a result of the wind down, we recorded pre-tax, non-cash charges of approximately $138.6 million in 2013. The wind down was completed during the first quarter of 2014.

•

Financial Performance. Financial highlights include 2013 operating income of approximately $926.7 million, compared with $1.1 billion in 2012, which reflects increased natural gas and natural gas liquids volumes in our ONEOK Partners, L.P. segment and higher results in our former natural gas distribution segment, offset by lower natural gas and natural gas liquids product prices and the impact of ethane rejection on our ONEOK Partners, L.P. business segment. 2013 net income attributable to us was $266.5 million, or $1.27 per diluted share, which includes non-cash, after-tax charges of $87.2 million, or $0.42 per diluted share, associated with our energy services segment wind down, and after-tax costs of $19.6 million, or $0.09 per diluted share, associated with the ONE Gas, Inc. separation. 2012 net income attributable to us was $360.6 million, or $1.71 per diluted share.

•

Dividend Increase. During 2013, we paid cash dividends of $1.48 per share, an increase of approximately 17 percent from the $1.27 per share paid during 2012. We paid total aggregate dividends to our shareholders of $304.7 million in 2013, an approximate 16 percent increase, compared with $262.0 million paid in 2012. In January 2014, we declared a dividend of $0.40 per share ($1.60 per share on an annualized basis), an increase of approximately 11 percent from the $0.36 per share dividend declared in January 2013.

•	Total Shareholder Return. The market price of our common stock was $62.18 per share at December 31, 2013, an increase of approximately 45 percent over the past year.

Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2013 (total shareholder return includes share price appreciation and dividend reinvestment during the periods indicated), compared with the referenced indices, are as follows:

(1)	The ONEOK peer group used in this graph is the same peer group that will be used in determining our level of performance under our 2013 performance units at the end of the three-year performance period and is comprised of the following companies: AGL Resources, Inc.; Atmos Energy Corp.; Centerpoint Energy, Inc.; DCP Midstream Partners, L.P.; Enbridge, Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners, L.P.; Kinder Morgan Energy, L.P.; National Fuel Gas Co.; New Jersey Resources Corp.; NiSource, Inc.; OGE Energy Corp.; Piedmont Natural Gas Company, Inc.; Sempra Energy; Southwest Gas Corp.; Spectra Energy Corp.; TransCanada Corp.; UGI Corp.; Vectren Corp.; WGL Holdings, Inc.; and Wisconsin Energy Corp.

Compensation Highlights

•

Program Design. A principal feature of our compensation program is the determination of executive pay by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board of Directors based on a comprehensive review of quantitative and qualitative factors designed to produce long-term business success. Our executive officer compensation program is designed to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to reward company performance and to align the long-term interests of our executive officers with those of our shareholders. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to achieve these objectives:

•	Our compensation program:

–	provides a competitive total pay opportunity;

–	consists of significant stock-based (at risk) compensation;

–	links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

–	determines awards based on the executive officer’s contributions to business performance;

–	enhances retention by subjecting a significant portion of total compensation to multi-year vesting requirements; and

–	does not encourage unnecessary or excessive risk taking.

•

Our executive compensation program has remained substantially the same for several years. We believe our program is designed effectively, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals.

•

The main objectives of our compensation program are to pay for performance, to align our named executive officers’ interests with those of our shareholders and to attract and retain qualified executives.

•	The Executive Compensation Committee makes all compensation decisions regarding our named executive officers that are then submitted to the full Board of Directors for ratification.

•	The Executive Compensation Committee is composed solely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”).

•

We provide the following primary elements of compensation for our executive officers, including the named executive officers (as defined in “2013 Executive Compensation Highlights” at page 48): base salary, annual short-term cash incentive awards and long-term equity incentive awards.

•

The Executive Compensation Committee references the median level of the market when determining all elements of compensation with the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.

•

We implement our pay-for-performance philosophy with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals established annually by our Executive Compensation Committee.

•

We encourage alignment of our executive officers’ interests with those of our shareholders through the award of performance-based long-term incentive equity grants, of which 20 percent are restricted units and 80 percent are performance units.

•	Our executive officers, including the named executive officers, receive no significant perquisites or other personal benefits.

•

We have market competitive stock ownership guidelines for our executive officers and our non-management directors. As of December 31, 2013, each of the named executive officers and each non-management member of our board of directors satisfied his or her individual stock ownership requirements under the guidelines.

•

We have adopted compensation recovery (“clawback”) provisions that permit the Executive Compensation Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to an employee in the event that fraud, negligence or individual misconduct by such employee is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

•

Our Board has adopted a policy prohibiting officers, members of our Board of Directors and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. This policy was adopted as a sound governance practice, and we are not aware of any such behavior by any of our officers, directors or the designated employees.

•

Our Board has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer when an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account); the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities; and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock. We are not aware of any officer or member of our Board of Directors who has pledged any of his or her shares of our common stock.

•

The Executive Compensation Committee engages an executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation.

•

No Changes to our Compensation Program in 2013. In reviewing our compensation program during 2013, our Executive Compensation Committee took into account, among other factors, the strong shareholder vote in favor (97.1 percent of the shares voted) of our compensation program and our pay practices. Accordingly, the Executive Compensation Committee determined that no changes to our compensation program were necessary in 2013 and to continue to apply the same principles as have been historically applied in determining the nature and amount of our executive compensation.

•

Link between Executive Compensation and Performance. The Board awarded John W. Gibson, our Chairman and Chief Executive Officer during 2013, incentive compensation for 2013 that was commensurate with our business results, including payment of an annual short-term cash incentive award of $447,000 and a long-term equity incentive award with a grant date target value of $2.8 million. Consistent with our executive compensation philosophy, a significant majority of Mr. Gibson’s total direct compensation of $4,376,895 for 2013 was incentive based and at risk, as illustrated by the following chart:

The compensation of our other named executives further reflects both our 2013 performance and our pay-for-performance compensation philosophy:

Named Executive Officer	2013 Base Salary	2013 Short-Term Cash Incentive Award	2013 Long-Term Equity Incentive Award Value	2013 Total Direct Compensation
Derek S. Reiners	$325,000	$ 85,000	$ 541,391	$ 951,391
Terry K. Spencer	$600,000	$235,000	$1,364,875	$2,199,875
Robert F. Martinovich	$500,000	$160,000	$ 813,271	$1,473,271
Pierce H. Norton II	$500,000	$165,000	$ 813,271	$1,478,271

Shareholder Actions

•

Election of Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the 11 director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board of Directors to ensure that our directors have the skills and experience to oversee effectively our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board recommends that shareholders vote in favor of each nominee for re-election.

•

Ratification of our Independent Auditor (Proposal 2). You will also find in this proxy statement important information about our independent auditor, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board of Directors recommends that shareholders vote in favor of ratification.

•

Advisory Vote on Executive Compensation (Proposal 3). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. As recommended by our shareholders at our 2011 annual meeting, we intend to provide our shareholders with an annual opportunity to vote on executive compensation until the next non-binding vote on the frequency of our advisory vote on executive compensation. We were gratified that 97.1 percent of our shareholders who voted last year on our executive compensation supported the design and practices of our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee made its 2013 executive compensation decisions. Our Board of Directors recommends that shareholders vote in favor of our executive compensation program.

•

Shareholder Proposal Regarding Publication of a Report on Methane Emissions (Proposal 4). We have received a shareholder proposal that requests that we publish a report on methane emissions. Our Board has determined that the proposal is not in the best interests of our company or our shareholders and recommends that shareholders vote against this proposal.

About the 2014 Annual Meeting

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2014 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials? We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2014 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 21, 2014, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com.

Who may attend and vote at the annual meeting? All shareholders who held shares of our common stock at the close of business on March 24, 2014, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you may obtain from your broker, bank, or other holder of record of your shares.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast? Our annual meeting also will be webcast on May 21, 2014. You are invited to visit www.oneok.com at 9:00 a.m., Central Daylight Time, on May 21, 2014, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I vote? If you were a shareholder of record at the close of business on the record date of March 24, 2014, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the Internet, by telephone or by mail to vote your shares on your behalf. The Internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan (“Direct Stock Purchase and Dividend Reinvestment Plan”), our Employee Stock Purchase Plan (“Employee Stock Purchase Plan”), our 401(k) Plan and our Profit-Sharing Plan (“Profit-Sharing Plan”). In addition, these voting methods are available to former employees who are now employed by ONE Gas, Inc. and who own our shares in the ONE Gas, Inc. 401(k) Plan or the ONE Gas, Inc. Profit-Sharing Plan (referred to collectively as the “ONE Gas Plans”). You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board, and Stephen W. Lake, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the Internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted for the election of each proposed director nominee named herein, for proposal numbers 2 and 3 and against proposal number 4.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Via the Internet

•	Go to the website at www.proxypush.com/oke, which is available 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2014.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•	Follow the simple instructions.

•	If you appoint a proxy via the Internet, you do not have to return your proxy card.

By telephone

•	On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, 7 days a week, until 11:59 p.m. (Central Daylight Time) on May 20, 2014.

•

Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been recorded properly.

•	Follow the simple recorded instructions.

•	If you appoint a proxy by telephone, you do not have to return your proxy card.

By mail

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

•	If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker or bank? If your shares are held in a brokerage account or by a bank or other holder of record, your shares are considered to be held “in street name.” If you held shares in street name as of the record date of March 24, 2014, this proxy statement and our 2013 annual report to shareholders should have been forwarded to you by your broker, bank or other holder of record of your shares, together with a voting instruction card. You have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card you received from your broker, bank or other holder of record, or by following any instructions provided by your broker, bank or other holder of record for voting via the Internet or telephone.

Under the rules of the NYSE, unless you provide your broker, bank or other holder of record with your instructions on how to vote your shares, your broker, bank or other holder of record can vote only on the ratification of the selection of our independent registered public accounting firm and is prohibited from voting your shares in the election of directors, on the advisory vote to approve executive compensation, or on the shareholder proposal regarding publication of a report on methane emissions. Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your broker, bank or other holder of record will not be voted on any of these matters (which is referred to as a “broker non-vote”).

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

What can I do if I change my mind after I vote my shares? If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the Internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by the broker, bank, or other holder of record of your shares.

Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except:

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested,

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

How is common stock held in our 401(k) Plan, our Profit-Sharing Plan and the ONE Gas Plans voted? If you hold shares of our common stock through our 401(k) Plan, our Profit-Sharing Plan or the ONE Gas Plans, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the Internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, our Profit-Sharing Plan and the ONE Gas Plans, your voting instructions must be received by May 16, 2014.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement? Although we do not know of any business to be considered at the 2014 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Stephen W. Lake, our Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)? The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 24, 2014, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan and Employee Stock Purchase Plan, but excluding any shares held for your account by Fidelity Management Trust Company, as trustee for our 401(k) Plan, our Profit-Sharing Plan and the ONE Gas Plans. If you do not authorize a proxy via the Internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, our Profit-Sharing Plan or the ONE Gas Plans, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, our Profit-Sharing Plan and the ONE Gas Plans.

What does it mean if I receive more than one proxy card? If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the Internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household? We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection. If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact Wells Fargo Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting? The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2013 annual report and accompanying documents on the Internet? The notice of annual meeting, proxy statement, 2013 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2013 annual report and any other proxy materials we use at okevote.oneok.com.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.proxydocs.com/oke and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies? Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $10,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

Who is soliciting my proxy? Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2014 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who will count the vote? Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will tabulate the votes and act as the inspector of the election.

How can I find out the results of the voting at the annual meeting? Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

Outstanding Stock and Voting

Voting

Only shareholders of record at the close of business on March 24, 2014, are entitled to receive notice of and to vote at the annual meeting. As of that date, 207,865,529 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of each of the 11 nominees for director named in this proxy statement to serve a one-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

(3)	FOR the advisory proposal to approve our executive compensation; and

(4)	AGAINST the shareholder proposal regarding publication of a report on methane emissions.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board of Directors.

To vote shares held “in street name” through a broker, bank or other holder of record, a shareholder must provide voting instructions to his or her broker, bank or other holder of record. Brokerage firms, banks and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank or other holder of record on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a proxy, executed in your favor, from the holder of record of those shares as of the close of business on March 24, 2014.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3 and 4 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3 and 4 and will be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank or other holder of record so that your shares may be voted.

Representatives of our stock transfer agent, Wells Fargo Bank, N.A., will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

Matters to Be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	the election of each of the 11 nominees for director named in this proxy statement to serve a one-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014;

(3)	an advisory vote on executive compensation;

(4)	a shareholder proposal regarding publication of a report on methane emissions, if properly presented; and

(5)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

Votes Required

Proposal 1 — Election of Directors. Our bylaws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2014 annual meeting will be uncontested. Under the majority voting standard, to be elected a nominee must receive a number of “For” votes that exceeds 50 percent of the votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as votes cast with respect to the election of directors.

Our Corporate Governance Guidelines require that if an uncontested nominee for director does not receive more “For” than “Against” votes, he or she must promptly tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. The Board will announce publicly its decision regarding any tendered resignation. For more information, see “Proposal 1 – Election of Directors” at page 31.

Proposal 2 — Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2014. In accordance with our bylaws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

Proposal 3 — Advisory Vote on Executive Compensation. In accordance with our bylaws, approval of the proposal to approve our executive compensation requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present for purposes of determining the outcome of the vote on this proposal. The vote on this proposal is advisory and non-binding on the company and our Board of Directors.

Proposal 4 — Shareholder Proposal Regarding Publication of a Report on Methane Emissions. In accordance with our bylaws, approval of the proposal, if properly presented, requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as present for purposes of determining the outcome of the vote on this proposal.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the Internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken.

If your shares are held in a brokerage account or by a bank or other holder of record, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank or other holder of record.

Proxy Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $10,000, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

Governance of the Company

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also reviews regularly our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines that address key areas of our corporate governance, including: director qualification standards, including the requirement that a majority of our directors be “independent” under the applicable independence requirements of the NYSE; director responsibilities; director access to management; director compensation; management succession; evaluation of the performance of our Board; and the structure and operation of our Board. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

Director Independence

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company.

Our Board of Directors has determined affirmatively that members James C. Day, Julie H. Edwards, William L. Ford, Bert H. Mackie, Steven J. Malcolm, Jim W. Mogg, Pattye L. Moore, Gary D. Parker and

Eduardo A. Rodriguez have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. The determination that these members of our Board have no material relationship with our company was made by the Board in accordance with the director independence guidelines adopted by our Board that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

In determining whether certain of our directors qualify as “independent” under our director independence guidelines, our Board considered, prior to the separation of ONE Gas, the receipt by certain directors or their immediate family members (or entities of which they are members, directors, partners, executive officers, or counsel) of natural gas service from us at regulated rates on terms generally available to all of our customers (and, in the case of an entity, in an amount that is less than the greater of $1 million or 2 percent of the entity’s gross revenue for its last fiscal year). In each case, the Board determined these relationships to be in the ordinary course of business at regulated rates or on substantially the same terms available to non-affiliated third parties and to be immaterial in amounts to both our company and the director.

Board Leadership Structure

During 2013, our Board was led by John W. Gibson, who was the Chairman of the Board and Chief Executive Officer, and Jim W. Mogg, who is our lead independent director and the Chairman of the Corporate Governance Committee. Effective January 31, 2014, Mr. Gibson retired as our Chief Executive Officer and Terry K. Spencer was named our President and Chief Executive Officer and became a member of our Board. Mr. Gibson continues to serve as our Chairman of the Board (in a non-executive capacity commencing upon his retirement as Chief Executive Officer). In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer and reviews the issue as a part of the Board’s continual succession planning process. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change the board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented.

In planning for the succession of Mr. Spencer as Chief Executive Officer, the Board carefully reviewed the Board’s leadership structure and determined that it would be appropriate to separate the roles of the Chairman of the Board and Chief Executive Officer, effective upon Mr. Spencer’s appointment.

The Board believes that maintaining Mr. Gibson’s continuing service as non-executive Chairman of the Board following his retirement as Chief Executive Officer presently provides the most effective leadership model for our Board and our company. In making this determination, the Board considered the advantages to our company of maintaining the continuity of Mr. Gibson’s effective leadership as Chairman of the Board based on, among other factors, his strong leadership skills, his extensive knowledge and experience regarding our operations and the industries and markets in which we compete, as well as his ability to promote communication and to synchronize strategic objectives and activities between our Board and our senior management. The Board also believes this revised leadership structure continues to ensure significant independent oversight of management, as Mr. Spencer is the only member of the Board who is also an employee of our company, and Messrs. Gibson and Spencer are the only members of the Board who do not meet the independence criteria set forth in our director independence guidelines and the independence criteria established by the NYSE. In addition, our Board has an ongoing practice of holding executive sessions, without management present, as part of each regularly scheduled in-person Board meeting.

In accordance with our corporate governance guidelines, the Board continues to retain the authority to combine the positions of Chairman and Chief Executive Officer in the future if it determines that doing so is in the best interests of our company and our shareholders.

Lead Independent Director

Our corporate governance guidelines vest the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities. The guidelines provide that the lead independent director shall have served as a director for a minimum of three years, shall serve for a term of three to five years as determined by the Board of Directors, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board;

•	approving meeting agendas for the Board; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

Succession Planning

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Chairman of the Board and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the Chief Executive Officer maintains in place at all times, and reviews with the non-management directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure of the Chief Executive Officer.

Risk Oversight

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to identify, aggregate, monitor, measure, assess and manage risk. Our ERM approach is designed to enable our Board of Directors to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Management and our Board believe that risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is a companywide process designed to identify, assess, monitor and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. These risks generally relate to strategic, operational, financial, regulatory compliance and human resources issues.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Management is responsible for identifying risk and risk controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. The Board also reviews risks related to our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting-risk exposure, including our companywide risk control activities and our business continuity and disaster-recovery plans. The Audit Committee meets with our Chief Financial Officer and General Counsel, and meets with our Director—Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

Board and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and by participating in meetings of the Board and its committees.

During 2013, the Board held eight regular meetings and two special meetings. All of our incumbent directors who served on the Board during 2013 attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2013.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders. All members of our Board who served on the Board during 2013 attended our 2013 annual meeting of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Executive Compensation Committee, the Corporate Governance Committee and the Executive Committee. The table below provides the current membership of our Board and each of our Board committees. Our Board has determined affirmatively that each member of our Audit Committee, Executive

Compensation Committee and Corporate Governance Committee is “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE.

Director	Audit	Executive Compensation	Corporate Governance	Executive
James C. Day	Member		Member
Julie H. Edwards	Chair			Member
William L. Ford	Member		Member
John W. Gibson				Chair
Bert H. Mackie		Member	Vice Chair
Steven J. Malcolm		Chair		Member
Jim W. Mogg			Chair	Member
Pattye L. Moore		Vice Chair	Member
Gary D. Parker	Vice Chair		Member
Eduardo A. Rodriguez		Member	Member
Terry K. Spencer				Member

Our Board has adopted written charters for each of its Audit, Executive Compensation, Corporate Governance and Executive Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee. The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor;

•	reviewing the scope, plans and results relating to the internal and external audits and our financial statements;

•	monitoring and evaluating our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•

assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

•

reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business-continuity and disaster-recovery plans; and

•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee. All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that James C. Day, Julie H. Edwards, William L. Ford and Gary D. Parker are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held six meetings in 2013.

The Executive Compensation Committee. Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•

evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board of Directors the compensation of our Chief Executive Officer and our other senior executive officers;

•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

•

reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

•	assessing the risks associated with our compensation program; and

•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short- and long-term incentive compensation are determined annually by this committee. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole. All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2013, the Executive Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian Compensation Partners”), as an independent executive compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2013 to our Chief Executive Officer, our other executive officers and our directors. Meridian Compensation Partners reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Executive Compensation Discussion and Analysis—Compensation Methodology—The Role of the Independent Executive Compensation Consultant” at page 53.

The Executive Compensation Committee held seven meetings in 2013.

The Corporate Governance Committee. Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•

identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our bylaws or in accordance with the rules of the Securities Exchange Commission;

•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

•	in consultation with our Chairman of the Board and Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and

•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

The Corporate Governance Committee held three meetings in 2013.

The Executive Committee. In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our bylaws and applicable law, exercise the powers and authority of the full Board in the management of our property, affairs and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. The Executive Committee reports to the Board at its next meeting on any actions taken by the committee.

The Executive Committee held no meetings in 2013.

Director Nominations

Our corporate governance guidelines provide that the Board of Directors is responsible for nominating candidates for board membership and for the delegation of the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board and Chief Executive Officer and the directors, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devote the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments. The Corporate Governance Committee has in the past retained an independent search consultant to assist it from time to time in identifying and evaluating qualified director candidates.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2015 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than September 30, 2014. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our bylaws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders. Any shareholder who desires to nominate candidates for election as directors at our 2015 annual meeting must follow the procedures set forth in our bylaws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2014 annual meeting of shareholders (i.e., notice must be received no later than December 5, 2014). If the date of the 2015 annual meeting is more than 30 days from the first anniversary date of the 2014 meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or the day on which public announcement of the meeting date is made. In accordance with our bylaws, a shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, including: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class or series and number of our shares that are owned beneficially or of record by such person and any affiliates or associates of such person; (d) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of our shares held by each such nominee holder; (e) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (f) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; and (g) all other information relating to such person that would be required to be disclosed in connection with a solicitation of proxies for the election of such person as a director, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

In addition, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must set forth: (a) the name and address, as they appear on the Company’s books, of such shareholder, and the name and address of such beneficial owner, if any, and any other shareholders known by such shareholder to be supporting such nominee(s); (b) the class and number of our shares that are owned beneficially and of record by such person and any affiliates or associates of such person; (c) the name of each nominee holder of our shares owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares held by each such nominee holder; (d) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to our shares; (e) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to our shares; (f) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; (g) a description of all agreements, arrangements and understandings between such person or any affiliate or associate of such person, and any other person or persons (including their names) in connection with the nomination by such shareholder; and (h) all other information that would be required to be disclosed by such person as a participant in a solicitation of proxies for the election of directors in a contested election, or would be otherwise required to be disclosed in connection with such solicitation, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. This information must be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose all such information as of the record date.

Director Compensation

Compensation for each of our non-management directors for their service on our Board of Directors for the period of May 2012 through April 2013 consisted of an annual cash retainer of $60,000 and a stock retainer of 4,000 shares (taking into account our two-for-one stock split in June 2012). Compensation for each of our non-management directors for their service for the period May 2013 through April 2014 consists of an annual cash retainer of $65,000 and a common stock annual retainer with a value of $135,000 determined using the average of the high and low trading prices of our company’s common stock on the NYSE on May 22, 2013, the date of the meeting of the Board of Directors immediately following the company’s 2013 annual shareholders meeting. The chairs of our Audit and Executive Compensation Committees receive an additional annual cash retainer of $15,000, and our lead director, who is also chair of our Corporate Governance Committee, receives an additional annual cash retainer of $20,000. Our non-executive Chairman of the Board will receive an additional annual cash retainer of $125,000 for his service for the period May 2014, through April 2015. In addition, our non-executive Chairman of the Board received a pro-rated portion for the period February 1, 2014, through April 30, 2014, of the annual cash and stock retainers paid to all non-management board members and the cash retainer for service as non-executive Chairman of the Board.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Management directors receive no compensation for their service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board that are discussed under “Executive Compensation Discussion and Analysis—Share Ownership Guidelines” at page 64.

The following table sets forth the compensation paid to our non-management directors in 2013.

2013 Non-Management Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards(1) (2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	Total
James C. Day	$65,000	$135,000	$—	$200,000
Julie H. Edwards	$80,000	$135,000	$—	$215,000
William L. Ford	$65,000	$135,000	$—	$200,000
Bert H. Mackie	$65,000	$135,000	$—	$200,000
Steven J. Malcolm	$80,000	$135,000	$—	$215,000
Jim W. Mogg	$85,000	$135,000	$—	$220,000
Pattye L. Moore	$65,000	$135,000	$101	$200,101
Gary D. Parker	$65,000	$135,000	$—	$200,000
Eduardo A. Rodriguez	$65,000	$135,000	$—	$200,000

(1)	Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2013, $985,000 of the total amount payable for directors’ fees were deferred under this plan at the election of seven of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2013, was 3.77 percent.

The following table sets forth, for each non-management director, the amount of director compensation deferred during 2013 and cumulative deferred compensation as of December 31, 2013.

Director	Board Fees Deferred to Phantom Stock in 2013(a)	Dividends Earned on Phantom Stock and Reinvested in 2013(b)	Total Board Fees Deferred to Phantom Stock at December 31, 2013(a)	Total Phantom Stock Held at December 31, 2013	Board Fees Deferred to Cash in 2013(c)	Total Board Fees Deferred to Cash at December 31, 2013(c)
James C. Day	$135,000	$49,146	$979,267	35,142	$—	$—
Julie H. Edwards	$67,500	$1,051	$68,551	1,398	$—	$—
William L. Ford	$200,000	$216,590	$2,930,925	150,924	$—	$—
Bert H. Mackie	$135,000	$132,560	$1,901,851	92,496	$—	$—
Steven J. Malcolm	$—	$—	$—	—	$—	$—
Jim W. Mogg	$177,500	$54,986	$1,154,643	39,583	$—	$—
Pattye L. Moore	$135,000	$114,491	$1,757,547	80,072	$358	$7,739
Gary D. Parker	$135,000	$89,358	$1,425,924	62,791	$—	$—
Eduardo A. Rodriguez	$—	$3,377	$53,967	2,322	$—	$—

(a)	Reflects the value of the annual cash and stock retainers (based on the average of our high and low stock price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

(b)	Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid.

(c)	Reflects interest accrued on prior cash deferrals. No board fees were deferred to cash in 2013. The amount for Ms. Moore represents interest paid on her prior cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points which, at January 2, 2013, was 3.77 percent.

(2)	The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is based on the average of our high and low stock price on the NYSE on the date of grant. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2013 for service on our Board.

Director	Shares Awarded in 2013	Aggregate Grant Date Fair Value
James C. Day	2,757	$135,000
Julie H. Edwards	2,757	$135,000
William L. Ford	2,757	$135,000
Bert H. Mackie	2,757	$135,000
Steven J. Malcolm	2,757	$135,000
Jim W. Mogg	2,757	$135,000
Pattye L. Moore	2,757	$135,000
Gary D. Parker	2,757	$135,000
Eduardo A. Rodriguez	2,757	$135,000

(3)	For the aggregate number of shares of our common stock and phantom stock held by each member of our Board of Directors at February 1, 2014, see “Stock Ownership—Holdings of Officers and Directors” at page 44.

(4)	Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s Long-Term Corporate Bond Yield AAA on the first business day of the plan year, plus 100 basis points, which, at January 2, 2013, was 3.77 percent.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Mackie, Malcolm and Rodriguez and Ms. Moore served on our Executive Compensation Committee. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2013, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2013, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

Executive Sessions of the Board

The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. During 2013, the non-management members of our Board met in executive session during each of the five regular in-person meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are “independent” under our director independence guidelines and the rules of the NYSE. Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independant members of our Board.

Communications with Directors

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

Complaint Procedures

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Corporate Responsibility

For more than 100 years, our businesses have delivered quality energy products and services to our customers. As we have evolved from a natural gas distribution company to a diversified national energy company, we have continued to focus on shareholder value and our mission to operate responsibly.

Safety and Health

The safety of our employees, customers and communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we’re investing in the long-term sustainability of our businesses.

A substantial part of our workforce are operations specialists who work regularly in the field. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our preventive safety programs, such as near-miss reporting, vehicle-safety monitoring, risk assessment and others.

2012/2013 Safety and Health Performance Updates and Highlights.

•

We were recognized at the 2013 Southern Gas Association’s Environmental, Safety & Health Training Conference for our behavior-based safety training video used to teach employees how to identify and choose safe behaviors over unsafe behaviors.

•

In 2012, our ONEOK Partners natural gas pipelines business achieved 12 consecutive months without an Occupational Safety and Health Administration (OSHA)-recordable injury or illness and earned an American Gas Association (AGA) Safety Achievement Award for achieving the lowest Days Away, Restricted or Transferred (DART) incident rate among medium-sized transmission companies.

•

In 2012, we reduced our preventable vehicle accidents by 45 percent in the Texas Gas Service division of our former natural gas distribution business and operated 365 consecutive days without a preventable vehicle accident in the Rio Grande Valley, Permian and North Texas areas where employees of our former natural gas distribution business drive more than 1.5 million miles every year.

Environmental Performance

We continue to focus on technologies and behaviors to help reduce unnecessary emissions, decrease waste at our facilities and improve the efficiency of our operations.

2012/2013 Environmental Updates and Highlights.

•

In 2012, our former natural gas distribution business issued more than 46,000 rebates totaling nearly $5.5 million through energy-efficiency and conservation programs that offered customers rebates on natural gas appliances and energy-efficient home improvements. From January through October 2013, our former natural gas distribution business issued more than 36,500 rebates totaling nearly $6.5 million.

•

Our treasury department eliminated the use of paper credit card statements companywide – more than 3,400 statements previously were printed monthly for all employees with company-issued credit cards – and eliminated paper bank statements from 65 vendors doing business with our ONEOK Partners business segments.

•

We completed operational assessments of programs, processes and resources used to manage air emissions across major ONEOK Partners facilities. Findings are being shared throughout the company as a part of our continuous improvement process.

•

In North Dakota, an estimated 30 percent (source: North Dakota Department of Mineral Resources) of the natural gas produced in association with crude oil is flared, largely due to a lack of sufficient natural gas gathering and processing infrastructure in the state. We are building additional essential natural gas infrastructure in the Williston Basin and are a part of the solution to the challenge that natural gas flaring in North Dakota poses. We are investing approximately $3.1 billion to $3.4 billion through 2016 for growth projects related to resource development in the Williston Basin. In addition, we are participating actively in the North Dakota Flaring Task Force in the development of a plan to reduce flaring in North Dakota to 15 percent of production by 2016 and to 5 percent by 2020.

•

Our ONEOK Partners, L.P. business segment also actively participates in the Environmental Protection Agency’s Natural Gas STAR Program to reduce methane emissions. In 2010, ONEOK Partners, L.P. was named the program’s natural gas gathering and processing partner of the year.

Global concerns surrounding greenhouse gas emissions and the environment continue to be at the forefront of many government regulations. We continue to monitor our greenhouse gas (GHG) emissions and report our findings annually to the Environmental Protection Agency (EPA) in accordance with its reporting requirements.

We currently are required to report estimated customer emissions or emissions equivalents from the natural gas and natural gas liquids (NGLs) we deliver to customers or process (excludes large customers who emit at or above the EPA’s reporting threshold and are required to report on their own), and facility-direct emissions, or those directly attributable to us as a result of our operations.

In 2012, we reported total emissions of approximately 64.9 million metric tons of carbon dioxide equivalents (CO2e). Of these emissions, approximately 1.8 million metric tons of CO2e – less than 3 percent of our total emissions – were directly attributable to our operations. The remaining emissions reported represent estimated emissions from the products we deliver to customers.

Our 2012 direct emissions were reported from 21 facilities (we are only required to report emissions from facilities that emit at or above the EPA’s threshold of 25,000 metric tons of CO2e per year). The total emissions from these 21 facilities equaled approximately half of what one coal-fired power plant emits in one year (source: www.epa.gov).

Community Investment

We are committed to being active members of the communities where we operate. Investing in the areas where we have operations and where our employees live and work is not only the right thing to do – it’s smart business. By contributing financially and through volunteer work, we can help build stronger communities and create a better environment for our employees, customers and the general public.

We accomplish this in a number of ways, including grants from the ONEOK Foundation, corporate contributions to nonprofit organizations and by community volunteer efforts. Primary focus areas for our community investments are education, health and human services, arts and culture, and community improvement. We give priority consideration to educational programs and to health and human services organizations, particularly those with programs that help people become self-sufficient.

2012/2013 Community Investment Updates and Highlights

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In 2012, we contributed more than $5.3 million to nonprofit organizations through the ONEOK Foundation and corporate contributions, and our employees volunteered more than 12,500 hours in our communities.

•	In 2013, the ONEOK Foundation contributed approximately $2.95 million to support nonprofit organizations, and we made corporate contributions of approximately $4.74 million to local nonprofit organizations. In 2013, our employees volunteered more than 11,500 hours in our communities, with a value of approximately $255,571 (based on the current volunteer-hour value of $22.14).

•	We received the 2013 Oklahoma Business Ethics Consortium’s Compass Award, recognizing us as a leader in promoting integrity at work and building an ethical business culture.

•	We added a fifth area of focus – environmental – to our four primary community investment focus areas, which include: education; health and human services; arts and culture; and community improvement.

•

The ONEOK Foundation and company employees together donated more than $1 million to support disaster-relief efforts in Oklahoma following a devastating tornado outbreak in May 2013. Employees with our former Oklahoma Natural Gas Company division served as first responders after the tornado in Moore, Oklahoma, securing natural gas lines impacted by the storm and working to restore service to affected customers.

•	The ONEOK Foundation contributed $20,000 to the American Red Cross to assist with flood-relief efforts in Colorado after widespread flooding caused extensive damage throughout the state in 2013.

Political Advocacy and Contributions

We actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONEOK, Inc. Employee Political Action Committee (ONEOK PAC). In 2013, we paid dues of approximately $981,000 to 17 trade and industry associations, and ONEOK employees and members of the ONEOK board of directors contributed approximately $134,000 to candidates for political office through the ONEOK PAC.

As a company, we do not contribute corporate funds to political candidates, political action committees or so-called 501(c)(4) social welfare organizations. Employee and director contributions to the ONEOK PAC are used to support candidates seeking federal or state offices who support the interests of the energy industry and business. A steering committee made up of senior management representatives, and a contributions committee, made up of employees from across our operating areas, oversee all ONEOK PAC contributions to political candidates.

Proposal 1 – Election of Directors

Annual Election by Majority Vote

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 11 members, each of whose terms will expire at the 2014 annual meeting. The 11 members of the Board of Directors named in this proxy statement will stand for re-election at the 2014 annual meeting.

Our bylaws provide that, in the case of uncontested elections (i.e., elections where the number of nominees is the same as the number of directors to be elected), director nominees are elected by the vote of a majority of the votes cast with respect to that nominee. Abstentions and broker non-votes with respect to the election of a director do not count as votes cast. Our corporate governance guidelines provide that any uncontested nominee for director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested must, promptly following certification of the shareholder vote, tender his or her resignation to the Board. The Board (excluding the director who tendered the resignation) will evaluate any such resignation in light of the best interests of the company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including the NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

If no directors receive the requisite majority vote at an annual or special meeting held for the purpose of electing directors where the election is uncontested, then, pursuant to our corporate governance guidelines, the incumbent Board will, within 180 days after the certification of the shareholder vote, nominate a new slate of directors and hold a special meeting for the purpose of electing those nominees. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

Board Qualifications

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	use his or her skills and experiences to provide independent oversight to the business of our company;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn the business of the company and the Board;

•	represent the long-term interests of all shareholders; and

•	participate in a constructive and collegial manner.

In addition, our governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; leadership; strategic vision; law; and corporate relations.

Your Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Set forth below is certain information with respect to each nominee for election as a director, each of whom is a current director.

Your Board unanimously recommends a vote FOR each nominee.

Director Nominees

(Director since 2004) Age 71

James C. Day

Mr. Day served as Chairman of the Board of Noble Corporation, a U.K.-based offshore drilling contractor, until May 2007, and as a consultant until May 1, 2009. He served as Chairman of the Board from 1992, as Chief Executive Officer from 1984 to October 2006, and as President of Noble Corporation from 1984 to 1999 and again from 2003 to February 2006. Mr. Day is a director of Tidewater, Inc., a publicly traded provider of marine support services for the offshore energy industry, and EOG Resources, Inc., a publicly traded oil and gas exploration and production company. He is a trustee of The Samuel Roberts Noble Foundation, Inc., and is the founder, a director and the President of The James C. and Teresa K. Day Foundation. Mr. Day formerly served as a director for Global Industries and Noble Energy Corporation. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Mr. Day has extensive senior management and operational experience in the oil and gas industry as a result of his service as Chairman, President and Chief Executive Officer of Noble Corporation where he has demonstrated a strong track record of achievement, sound judgment and risk management. During almost 30 years of Mr. Day’s leadership, Noble Corporation grew from approximately $32 million in market capitalization to almost $9 billion and its employee count rose from approximately 400 to 6,000. For his achievements, Mr. Day was recognized for four consecutive years by Institutional Investor Magazine as one of the “Top Performing CEOs” in the energy sector. He has also been recognized for his contributions to the industry by the Offshore Energy Center, Spindletop International and the University of Oklahoma. Mr. Day is the recipient of the American Petroleum Institute’s Gold Medal for distinguished achievement, the organization’s highest award. He has led several key industry associations, serving as Chairman of the National Ocean Industries Association, President of the International Association of Drilling Contractors, and as a member of the board of directors of the American Petroleum Institute. In addition, Mr. Day has shown leadership and has been effective as a past chair of our Executive Compensation Committee. His directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Day’s extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Day should continue as a member of our Board.

(Director since 2007) Age 55

Julie H. Edwards

Ms. Edwards retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Prior to June 2005, she was an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994. Prior to joining Frontier Oil Corporation in 1991, Ms. Edwards was an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A. Prior to attending Wharton, she worked as an exploration geologist in the oil industry, having earned a B.S. in Geology and Geophysics from Yale University in 1980.

Ms. Edwards previously served on our Board of Directors in 2004 and 2005. She is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and is a member of the Board of Directors of Noble Corporation, a U.K.-based offshore drilling contractor. She was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

In addition to her experience from service on the boards of directors of several public companies, Ms. Edwards brings to our Board broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise. Ms. Edwards currently serves as chair of our Audit Committee. In light of Ms. Edwards’ extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

(Director since 1981) Age 71

William L. Ford

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

As the long-time President of Shawnee Milling Company, Mr. Ford has extensive senior management, operational and entrepreneurial experience. In this role, Mr. Ford is responsible for all aspects of Shawnee Milling Company’s business, including strategic planning, operating and capital budgets, labor relations and regulatory compliance. During his tenure as President, Shawnee Milling has experienced substantial growth. Mr. Ford also serves as a trustee of the University of Oklahoma Foundation and on the Advisory Board of the University of Oklahoma Price College of Business. In addition, as a long-time member of our Board of Directors, Mr. Ford has extensive knowledge of our business and has shown leadership and has been effective in his role as past chair of our Executive Compensation Committee and our Corporate Governance Committee. In light of Mr. Ford’s extensive business experience and his in-depth knowledge of our company, our Board of Directors has concluded that Mr. Ford should continue as a member or our Board.

(Director since 2006) Age 61

John W. Gibson

Mr. Gibson is the non-executive Chairman of the Board of ONEOK, Inc. and ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. He served as our Chief Executive Officer from January 1, 2007, to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as our President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was our President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. and as a member of the Board of Directors of BOK Financial Corporation.

Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK since 2000, ONEOK Partners GP, L.L.C. since 2004 and, prior to 2000, at Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the former top executive officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

(Director since 1989) Age 71

Bert H. Mackie

Mr. Mackie is Trustee for the Hamm Financial Group and Vice Chairman of the Security National Bank in Enid, Oklahoma, where he has served since 1962 in all facets of commercial banking. He also serves as a director of the Security Financial Services Corp. Mr. Mackie serves as an officer or director of many educational and business organizations. He is on the Board of Trustees of the Oklahoma Foundation for Excellence, the Board of the Garfield County Joint Industrial Foundation and past Treasurer of the Enid Regional Development Alliance. He also serves on the Northwestern Oklahoma State University/Northern Oklahoma College Community Advisory Board. Mr. Mackie has also served as chairman of the U.S. Postal System and as chairman of the Oklahoma State Regents for Higher Education.

Over the course of his banking career, Mr. Mackie has had direct responsibility for and extensive management experience in all areas of finance, including strategic and financial planning and policy making, regulatory compliance, risk management, corporate restructuring and management of large investment portfolios. In addition, during Mr. Mackie’s many years of senior management service at Security National Bank, he has demonstrated a strong track record of achievement and sound judgment. Mr. Mackie currently serves as vice chair of our Corporate Governance Committee. In light of Mr. Mackie’s extensive executive managerial and financial experience and knowledge, our Board of Directors has concluded that Mr. Mackie should continue as a member of our Board.

(Director since 2012) Age 65

Steven J. Malcolm

Mr. Malcolm served as President of The Williams Companies, Inc. from September 2001 until January 2011, Chief Executive Officer of Williams from January 2002 to January 2011, and Chairman of the Board of Directors of Williams from May 2002 to January 2011. Mr. Malcolm served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., from 2005 to January 2011.

Mr. Malcolm began his career at Cities Service Company in refining, marketing, and transportation services in 1970. Mr. Malcolm joined Williams in 1984 and performed roles of increasing responsibility related to business development, gas management and supply, and gathering and processing. Mr. Malcolm was Senior Vice President and General Manager of Williams Field Services Company, a subsidiary of Williams, from 1994 to 1998. He was President and Chief Executive Officer of Williams Energy Services, LLC, a subsidiary of Williams, from 1998 to 2001. He was Executive Vice President of Williams from May 2001 to September 2001 and Chief Operating Officer of Williams from September 2001 to January 2002. Mr. Malcolm was also a director of Williams Partners GP LLC, and Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P.

Mr. Malcolm currently serves as a director of BOK Financial Corporation. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C. Mr. Malcolm also serves on the boards of the YMCA of Greater Tulsa, the YMCA of the USA, the Oklahoma Center for Community and Justice and the University of Tulsa Board of Trustees. In light of Mr. Malcolm’s extensive industry, financial, corporate governance, public policy and government, operating and compensation experience, and strong track record of leadership and strategic vision, the Board of Directors has concluded that Mr. Malcolm should continue as a member of our Board.

(Director since 2007) Age 65

Jim W. Mogg

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. In addition to presiding over board meetings and providing strategic oversight, he was involved in launching DCP Midstream Partners as a public company. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation, and, in that capacity, was responsible for the merger and acquisition, strategic planning and human resources activities of Duke Energy. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP, reported to Mr. Mogg, and he was the executive sponsor of Duke Energy’s Finance and Risk Management Committee of the Board of Directors. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. Under Mr. Mogg’s leadership, DCP Midstream became the nation’s largest producer of natural gas liquids and one of the largest gatherers and processors of natural gas. DCP Midstream achieved this significant growth via acquisitions, construction and optimization of assets. DCP Midstream was the general partner of TEPPCO Partners, LP and, as a result, Mr. Mogg was Vice Chairman of TEPPCO Partners from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, where he is currently the non-executive Chairman of the Board, and Matrix Service Company. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P.

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at DCP Midstream and Duke Energy where he demonstrated a strong track record of achievement and sound judgment. As the executive responsible for numerous merger and acquisition transactions at DCP Midstream, TEPPCO Partners, and Duke Energy, he has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, Mr. Mogg’s current and previous directorships at other companies, including publicly traded master limited partnerships, provide him with extensive corporate and limited partnership governance experience. As a result of his experience, Mr. Mogg is qualified to analyze the various financial and operational aspects of our company. In light of Mr. Mogg’s extensive industry and executive managerial experience and knowledge, the Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

(Director since 2002) Age 56

Pattye L. Moore

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB) and is a director of ONE Gas, Inc. In addition, Ms. Moore is a business strategy consultant, speaker and the author of “Confessions from the Corner Office,” a book on leadership instincts, published by Wiley & Sons in 2007. She also serves on the Board of Directors of QuikTrip Corporation.

Ms. Moore served on the Board of Directors of Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing.

Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, and marketing and brand development for the 3,000 unit chain with more than $3 billion in system wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development and strategic planning. In addition, Ms. Moore’s directorships at other companies provide her with extensive corporate governance and executive compensation experience. Ms. Moore also has extensive experience as a member of the board of directors of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

(Director since 1991) Age 68

Gary D. Parker

Mr. Parker, a certified public accountant, is the senior shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of Firstar Financial Corporation and Firstar Bank, N.A. in Muskogee, Oklahoma. In addition, he currently serves as a director/trustee of several state and local civic and not-for-profit organizations.

Mr. Parker has extensive public accounting practice experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Parker’s operational and entrepreneurial experience, background in public accounting and his directorships at other companies provide him with comprehensive financial, audit and executive compensation experience. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. In light of Mr. Parker’s extensive accounting, finance and audit experience, our Board of Directors has concluded that Mr. Parker should continue as a member of our Board.

(Director since 2004) Age 58

Eduardo A. Rodriguez

Mr. Rodriguez is President of Strategic Communications Consulting Group and is a director of ONE Gas, Inc. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico and is admitted to the United States District Court for the Western District of Texas.

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for more than 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions, he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has also shown leadership and has been effective in his role as a past chair of our Audit Committee. In light of Mr. Rodriguez’s extensive legal and business experience and knowledge, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

(Director since 2014) Age 54

Terry K. Spencer

Mr. Spencer became our Chief Executive Officer and the Chief Executive Officer of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and a member of our Board of Directors, effective January 31, 2014. Mr. Spencer is also our President and President of ONEOK Partners GP, L.L.C. He is also a member of the Board of Directors of ONEOK Partners GP, L.L.C. Mr. Spencer joined our company in 2001 as director, project development, of natural gas gathering and processing. Later, he served as Vice President of natural gas supply and project development in the natural gas gathering and processing segment. In 2005, Mr. Spencer became Senior Vice President of our natural gas liquids business following the asset acquisition from Koch. He became President of natural gas liquids in 2006. From 2007 to 2009, he was Executive Vice President of our company, with responsibilities for ONEOK Partners, L.P.’s natural gas liquids gathering and fractionation, and pipeline segments, as well as the Company’s energy services segment. He served as Chief Operating Officer of ONEOK Partners GP, L.L.C. and was responsible for the partnership’s three operating segments – natural gas gathering and processing, natural gas pipelines and natural gas liquids. Mr. Spencer is a member of the Gas Processors Association Board of Directors and its executive and finance committee. He earned a Bachelor of Science degree in petroleum engineering in 1981 from the University of Alabama in Tuscaloosa.

Mr. Spencer has served in a variety of roles of continually increasing responsibility at ONEOK since 2001 and ONEOK Partners GP, L.L.C. since 2004. In these roles, Mr. Spencer has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Spencer has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Spencer has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Spencer’s role as the top executive officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Spencer should continue as a member of our Board.

Proposal 2 – Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ended December 31, 2014

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2014

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2014. In carrying out its duties in connection with the 2013 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Audit and Non-Audit Fees

Audit services provided by PricewaterhouseCoopers LLP during the 2013 and 2012 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2013, and 2012.

	2013	2012
	(Thousands of dollars)
Audit fees(1)	$2,659	$1,228
Audit related fees	$—	$—
Tax fees	$—	$20
All other fees	$5	$—
Total	$2,664	$1,248

(1)	2013 audit fees include approximately $1.5 million related to audit services provided for the audit of the annual financial statements and reviews of unaudited quarterly financial information included in, and consents related to, the Registration Statement on Form 10 filed with the Securities and Exchange Commission by ONE Gas, Inc. in connection with the separation transaction.

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2014 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2014, which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

Audit fees are budgeted, and the Audit Committee requires the independent auditor and management to report actual fees versus budgeted fees periodically during the year by category of service.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2014 Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal controls, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent registered public accounting firm and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The charter is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Audit Committee reviews the charter on an annual basis. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent registered public accounting firm management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. While no non-audit services were provided by PricewaterhouseCoopers LLP in 2012 or 2013, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2013, in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Julie H. Edwards, Chair

Gary D. Parker, Vice Chair

James C. Day

William L. Ford

Stock Ownership

Holdings of Major Shareholders

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at February 1, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	16,006,171(1)	7.75%(1)
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,601,455(2)	6.1%(2)

(1)	Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014, in which The Vanguard Group, Inc. reported that, as of December 31, 2013, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 16,006,171 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 15,694,187 shares, shared dispositive power with respect to 311,984 shares, and sole voting power with respect to 340,584 shares.

(2)	Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 30, 2014, in which BlackRock, Inc. reported that, as of December 31, 2013, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 12,601,455 shares of our common stock with respect to which BlackRock, Inc. had sole voting power with respect to 10,783,240 shares, and sole dispositive power with respect to 12,601,455 shares.

(3)	The percent of voting securities owned is based on the number of outstanding shares of our common stock on February 1, 2014.

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock and the number of common units of our affiliate, ONEOK Partners, L.P., beneficially owned as of February 1, 2014, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2013 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned(1)	ONEOK Directors’ Deferred Compensation Plan Phantom Stock(2)	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class(3)	Common Units of ONEOK Partners, L.P. Beneficially Owned(4)	ONEOK Partners, L.P. Percent of Class(5)
James C. Day(6)	32,600	35,142	67,742	*	—	*
Julie H. Edwards	35,375	1,398	36,773	*	—	*
William L. Ford(7)	50,500	150,924	201,424	*	—	*
John W. Gibson(8)	770,522	—	770,522	*	65,000	*
Bert H. Mackie(9)	38,476	92,496	130,972	*	—	*
Steven J. Malcolm	8,089	—	8,089	*	—	*
Robert F. Martinovich(10)	143,956	—	143,956	*	288	*
Jim W. Mogg	—	39,583	39,583	*	2,000	*
Pattye L. Moore	2,000	80,072	82,072	*	1,400	*
Pierce H. Norton II	148,947	—	148,947	*	13,556	*
Gary D. Parker(11)	38,329	62,791	101,120	*	—	*
Derek S. Reiners	25,035	—	25,035	*	—	*
Eduardo A. Rodriguez	18,105	2,322	20,427	*	—	*
Terry K. Spencer	224,456	—	224,456	*	—	*
All directors and executive officers as a group	1,561,635	464,728	2,026,363	*	84,644	*

*	Less than 1 percent.

(1)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan and shares held through our Profit-Sharing Plan.

The following table sets forth for the persons indicated the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit-Sharing Plan as of February 1, 2014.

Executive Officer/Director	Stock Held by 401(k) Plan	Stock Held by Profit-Sharing Plan
James C. Day	—	—
Julie H. Edwards	—	—
William L. Ford	—	—
John W. Gibson	18,153	—
Bert H. Mackie	—	—
Steven J. Malcolm	—	—
Robert F. Martinovich	9,636	—
Jim W. Mogg	—	—
Pattye L. Moore	—	—
Pierce H. Norton II	—	—
Gary D. Parker	—	—
Derek S. Reiners	1,113	369
Eduardo A. Rodriguez	—	—
Terry K. Spencer	17,195	—
All directors and executive officers as a group	49,989	369

(2)	Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

(3)	The percent of our voting securities owned is based on our outstanding shares of common stock on February 1, 2014. Shares of our common stock issuable upon vesting of outstanding equity awards within 60 days of February 1, 2014, are deemed to be outstanding and to be beneficially owned by the director or executive officer holding such equity awards for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Includes common units held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power. Does not include approximately 19.8 million common units or approximately 73 million Class B units (which represent 100 percent of the outstanding Class B units) of ONEOK Partners, L.P., held by ONEOK and its subsidiaries, which, when combined with the 2 percent general partner interest held by a subsidiary of ONEOK, represent an approximate 41.2 percent interest in ONEOK Partners, L.P. at February 1, 2014, with respect to which each officer and director disclaims beneficial ownership.

(5)	The percent of ONEOK Partners, L.P. voting securities owned is based on the outstanding common units on February 1, 2014.

(6)	Includes 32,600 shares held by The James and Teresa Day Family Trust — 1998.

(7)	Includes 3,798 shares held by The William L. Ford Revocable Trust.

(8)	Excludes 82,782 shares, the receipt of which was deferred by Mr. Gibson upon vesting in January 2010; 98,550 shares, the receipt of which was deferred upon vesting in January 2011; and 295,544 shares, the receipt of which was deferred upon vesting in January 2012, in each case under the deferral provisions of our Equity Compensation Plan (“ECP”), which shares, in the case of the 2010 and 2011 deferrals, will be issued to Mr. Gibson six months following his retirement as Chief Executive Officer on July 31, 2014, and, in the case of the 2013 deferral, will be issued to Mr. Gibson on July 17, 2015.

(9)	Includes 4,000 shares held in accounts of third parties over which Mr. Mackie has shared investment power. Mr. Mackie disclaims beneficial ownership of these shares.

(10)	Excludes 11,418 shares, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of our ECP, which shares will be issued to Mr. Martinovich upon his separation of service from our company.

(11)	Includes 1,880 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10 percent or more shareholders during the fiscal year ended December 31, 2013, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

Executive Compensation Discussion and Analysis

Executive Summary

Our Business. We are the sole general partner and, as of December 31, 2013, owned 41.2 percent of ONEOK Partners (NYSE: OKS), one of the largest publicly traded master limited partnerships. Our goal is to provide management and resources enabling ONEOK Partners to execute its growth strategies, allowing us to grow our dividend. ONEOK Partners is a leader in the gathering, processing, storage and transportation of natural gas in the United States and applies its core capabilities of gathering, processing, fractionating, transporting, storing, marketing and distributing natural gas and natural gas liquids through the rebundling of services across the energy value chains, primarily through vertical integration, in an effort to provide our customers with premium services at lower costs. In addition, ONEOK Partners owns one of the nation’s premier natural gas liquids systems, connecting natural gas liquids supply in the Mid-Continent and Rocky Mountain regions with key market centers. At December 31, 2013, our operations included an energy services business (which, as described below, has been wound down) and a natural gas distribution business, which includes Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service (which, as described below, was separated from our company on January 31, 2014).

Recent Business Highlights. While 2013 marked another year of uncertainty and challenges in the U.S. economy and financial markets, our performance in 2013 was solid and continued to reflect our attention to capital deployment and effective execution of our business strategies. Consequently, in 2013, as in 2012, we were able to deliver strong results for our shareholders in a challenging economic environment.

The following is a summary of our recent significant accomplishments:

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ONE Gas, Inc. Separation. In July 2013, we announced a plan to separate our natural gas distribution business into a standalone publicly traded company known as ONE Gas, Inc. In January 2014, we completed the separation transaction. Our shareholders of record on January 21, 2014, retained their current shares of our common stock and received one share of ONE Gas, Inc. common stock tax free (except for cash received in lieu of fractional shares) for every four shares of our common stock they held on the record date. In connection with the separation, we received a cash payment of approximately $1.13 billion from ONE Gas, Inc. and utilized the proceeds to repay our outstanding commercial paper and approximately $550 million of long-term debt prior to maturity.

ONE Gas, Inc. common stock is now traded on the NYSE under the ticker symbol “OGS.”

In connection with the separation transaction, John W. Gibson retired as our Chief Executive Officer and Terry K. Spencer was named our President and Chief Executive Officer and became a member of our Board of Directors. Mr. Gibson continues to serve as our Chairman of the Board (in a non-executive capacity beginning with his retirement as Chief Executive Officer).

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Energy Services Wind Down. As a result of challenging industry conditions, in June 2013, we announced we would exit the operations of our energy services business segment through an accelerated wind down process. As a result of the wind down, we recorded pre-tax, non-cash charges of approximately $138.6 million in 2013. The wind down was substantially completed during the first quarter of 2014.

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Financial Results. Our 2013 operating income was approximately $926.7 million, compared with $1.1 billion in 2012, which reflects increased natural gas and natural gas liquids volumes in our ONEOK Partners, L.P. segment and higher results in our former natural gas distribution segment, offset by lower natural gas and natural gas liquids product prices and the impact of ethane rejection in our ONEOK Partners, L.P. business segment. 2013 net income attributable to us was $266.5 million, or $1.27 per diluted share, which includes non-cash, after-tax charges of $87.2 million, or

$0.42 per diluted share, associated with our energy services segment wind down, and after-tax costs of $19.6 million, or $0.09 per diluted share, associated with the ONE Gas, Inc. separation. 2012 net income attributable to us was $360.6 million, or $1.71 per diluted share.

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Dividends. During 2013, we paid cash dividends of $1.48 per share, an increase of approximately 17 percent from the $1.27 per share paid during 2012. We paid total aggregate dividends to our shareholders in the amount of $304.7 million in 2013, an approximate 16 percent increase, compared with $262.0 million paid in 2012. In January 2014, we declared a dividend of $0.40 per share ($1.60 per share on an annualized basis), an increase of approximately 11 percent from the $0.36 declared in January 2013.

•	Stock Price. The market price of our common stock was $62.18 per share at December 31, 2013, an approximate 45 percent increase over the past year.

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Shareholder Return. Our one-, three-, five- and 10-year total shareholder returns (which includes share price appreciation and dividend reinvestment during the periods indicated) as of December 31, 2013, exceeded the returns of the referenced indices, as follows:

	ONEOK	ONEOK Peer Group(1)	S&P Index Utilities	S&P 500 Index
One-year	50%	25%	13%	32%
Three-year	145%	55%	37%	57%
Five-year	411%	170%	62%	128%
10-year	704%	250%	141%	104%

(1)	The ONEOK peer group used in this table is the same peer group that will be used in determining our level of performance under our 2013 performance units at the end of the three-year performance period and is comprised of the following companies: AGL Resources Inc.; Atmos Energy Corporation; Centerpoint Energy, Inc.; DCP Midstream Partners, L.P.; Enbridge Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners L.P.; Kinder Morgan Energy Partners, L.P.; National Fuel Gas Company; New Jersey Resources Corp.; NiSource Inc.; OGE Energy Corp.; Piedmont Natural Gas Company, Inc.; Sempra Energy; Southwest Gas Corp.; Spectra Energy Corp; TransCanada Corporation; UGI Corp.; Vectren Corp.; WGL Holdings, Inc.; and Wisconsin Energy Corp.

2013 Executive Compensation Highlights. Due to a disciplined effort to achieve our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate and enabled us to continue to focus on future growth. We attribute a meaningful portion of this success to our incentive compensation program that is designed to pay for performance and to closely align our executives’ interests with those of our shareholders.

Our named executive officers for 2013 were John W. Gibson, Derek S. Reiners, Robert F. Martinovich, Terry K. Spencer and Pierce H. Norton II (referred to throughout as our “named executive officers”). The Committee’s primary actions regarding 2013 compensation of our named executive officers included:

•	Increasing the base salary for 2013 for our Chief Financial Officer in connection with his appointment to that position and maintaining the current base salaries of our other named executive officers.

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Setting the goals under the short-term cash incentive plan for 2013 and subsequently ratifying the company’s level of achievement with respect to its 2013 goals that resulted in a corporate performance payout factor of 47 percent for our named executive officers with respect to 2013 performance.

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Approving long-term equity incentive grants to our named executive officers consisting of approximately 80 percent of the value in performance units and 20 percent of the value in restricted stock incentive units.

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Ratifying, based on our share price performance relative to our peers, a 200 percent payout to our named executive officers with respect to performance units granted in 2010 that vested in January of 2013. This level of payout was achieved due to our relative total shareholder return being above the 90th percentile of the total shareholder return of the specified peer group of energy companies.

Specific Compensation Program Features. Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests.

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Our executive compensation program has remained substantially the same for several years. We believe our program is designed effectively, well aligned with the interests of our shareholders and instrumental to achieving our business goals.

•	The main objectives of our compensation program are to pay for performance, to align our executive officers’ interests with those of our shareholders and to attract and retain qualified executives.

•	The Committee makes all compensation decisions regarding our named executive officers that are then submitted to the full Board of Directors for ratification.

•	The Committee is composed solely of independent directors.

•	We provide the following primary elements of compensation for our named executive officers: base salary, annual short-term cash incentive awards and long-term equity incentive awards.

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The Committee references the median level of the market when determining all elements of compensation with the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.

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We implement our pay-for-performance philosophy with a short-term incentive program that provides for cash payments based on achievement of financial and operational goals established annually by the Committee.

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We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term incentive equity grants, of which 80 percent are performance-vesting stock units and 20 percent are time-vesting restricted stock incentive units.

•	Our executive officers, including the named executive officers, receive no significant perquisites or other personal benefits.

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We have market competitive stock ownership guidelines for our executive officers, including the named executive officers. As of December 31, 2013, each of the named executive officers satisfied his individual stock ownership requirements under the guidelines.

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We have adopted clawback provisions that permit the Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to employees in the event of any fraud, negligence or intentional misconduct by such employees that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

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Our Board has adopted a policy prohibiting officers, members of our Board of Directors and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. This policy was adopted as a sound governance practice, and we are not aware of any such behavior by any of our officers, directors or the designated employees.

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Our Board has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer where an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock. We are not aware of any officer or member of our Board of Directors who has pledged any of his or her shares of our common stock.

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The Committee engages an independent executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on our executive and director compensation program design and implementation.

The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain positioned competitively to attract and retain the executive talent necessary to achieve our strategic, financial and operational goals.

Specific Corporate Governance Features. We seek to maintain good governance standards, including standards applicable to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2013.

•	The Committee is composed solely of independent directors.

•	The Committee’s independent executive compensation consultant, Meridian Compensation Partners, is retained directly by the Committee and performs no other services for the company.

•	The Committee regularly meets in executive session with and without the representatives of the Committee’s independent executive compensation consultant.

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Our short-term incentive plan and our long-term performance-unit incentive grants include a clawback provision. We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements once the Securities and Exchange Commission adopts final clawback rules pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

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The Committee conducts an annual review and approval of our compensation program to ensure that the risks arising from the program are not reasonably likely to have a material adverse effect on the company.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the following core elements: paying for performance and providing a competitive compensation package to attract and retain qualified executives, while ensuring that our compensation program does not provide incentives for excessive risk taking.

Pay-for-Performance. We structure our compensation program to align the interests of our employees, including our named executive officers, with the interests of our shareholders. We believe that an employee’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a significant part of each executive’s pay is “at risk,” in the form of an annual short-term incentive award and long-term, equity-based incentive grants. The amount of the annual short-term incentive award paid depends on our company’s performance against financial and operating objectives, as well as the executive meeting key leadership and development standards. The portion of our executives’ compensation in the form of equity awards ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our senior executives with our shareholders.

Competitive Pay. We believe that a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. When targeted levels of performance are achieved, we seek to pay experienced executives at approximately the median level of total compensation for energy companies and other organizations with whom we compete for executive talent. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s unique qualifications or performance, we may choose to set their expected pay level above the median. However, if the executive is new to the role, we may set his or her expected pay below the median level.

Our compensation program is designed with the following principles in mind:

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pay our employees equitably and fairly relative to one another and industry peers based on their responsibilities, the capabilities and experience they possess, the performance they demonstrate and market conditions;

•	motivate our executives to perform with the highest integrity for the benefit of our shareholders;

•	conduct our business and manage our assets in a safe and environmentally responsible manner;

•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce; and

•	continue our focus on sound governance practices by implementing executive compensation best practices and policies.

Risk Assessment. The Committee believes that our compensation program does not provide incentives for excessive risk-taking, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	our compensation program is the same for all officers and employees across all of our business units;

•	our base salary component of compensation is market based and does not encourage risk-taking because it is a fixed amount; and

•	our current short- and long-term incentive plan awards have the following risk-limiting characteristics:

•	awards to each executive officer are subject to fixed maximums established by the Committee;

•	awards are made based on the review and approval by the Committee of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short- and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Committee approves the final short- and long-term incentive plan award payouts after the review and confirmation of individual executive, operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions as described on page 63;

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for executive officers, a significant portion of incentive award value is delivered in the form of our common stock that vests over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

•	executive officers are subject to our share-ownership guidelines, described on page 64.

Compensation Methodology

The Executive Compensation Committee. The Committee has the responsibility for reviewing, approving and recommending our executive compensation program to the full Board for ratification. The Committee is composed entirely of individuals who qualify as independent directors under the listing standards of the NYSE. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our named executive officers.

The Committee’s practice is to review our executive officer compensation program and make specific decisions in February of each year to review and approve base salaries; to review and approve the achievement of short-term cash incentive goals for the prior year; to review and approve short-term cash incentive program targets for the upcoming fiscal year; to review and approve the level of vesting of long-term incentive grants, which vest during the year; and to review and approve new long-term incentive grants. This timing coincides with our Board of Directors’ review of our financial and operating results for the most recently completed year and allows the Committee to consider those results, as well as our financial and operating plan for the upcoming year, as it makes compensation decisions. The Committee submits its decisions regarding compensation of our Chief Executive Officer, our other executive officers and our non-management directors to the Board for ratification.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to carry out effectively its responsibilities, as well as ensure that we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	holding executive sessions without company management present at every in-person meeting of the Committee;

•	reviewing compensation tally sheets for the named executive officers on an annual basis;

•	engaging an independent executive compensation consultant to advise the Committee on executive compensation issues;

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meeting with the independent executive compensation consultant in executive session without management present at each regularly scheduled in-person meeting of the Committee to discuss our compensation program and actions on a confidential basis;

•	evaluating the performance of the Committee each year; and

•	assessing the performance of the Committee’s independent executive compensation consultant each year and providing feedback as appropriate.

Following our 2013 annual meeting of shareholders, the Committee took into account the affirmative vote by 97.1 percent of our shareholders who voted on our executive compensation at our 2013 annual meeting of shareholders and determined to continue to apply the same principles the Committee has used historically in determining the nature and amount of executive compensation.

The Role of Executive Management in the Executive Compensation Process. Each year, our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected financial and operating performance of each of our business segments, the expected financial performance of the company on a consolidated basis, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term cash incentive awards are recommended by executive management to the Committee based on the Board-approved strategic and financial plan, as well as management’s judgment regarding the challenges facing our business segments, economic trends related to these businesses and the overall economy. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established for the performance year to determine the short-term cash incentive awards to be recommended to the Committee for each executive.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the named executive officers, including the Chief Executive Officer. In turn, the Committee takes its compensation decisions with respect to the Chief Executive Officer and the other named executive officers to our full Board of Directors for ratification.

The executive compensation group in our corporate human resources department supports both the Committee and senior management in establishing management’s recommendations regarding annual performance targets and providing periodic analyses and research regarding our executive compensation program.

The Role of the Independent Executive Compensation Consultant. The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2013, the Committee engaged Meridian Compensation Partners to serve as the Committee’s independent executive compensation consultant on matters related to executive and director compensation. The independent executive compensation consultant reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s executive compensation consultant, which is reflected in an annual engagement letter between the consultant and the Committee. During 2013, the scope of the assignment and the material instructions regarding the services of the executive compensation consultant were:

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provide advice to the Committee with respect to executive compensation matters in light of the company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

•	provide advice on our executive pay philosophy;

•	provide advice on our compensation peer group for competitive benchmarking;

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provide comprehensive competitive market studies to assist the Committee in its consideration of base salary, annual cash incentive opportunity, long-term incentive awards, benefits, incidental perquisites and severance arrangements for our Chief Executive Officer and senior management;

•	provide incentive plan design advice for both annual and various long-term incentive vehicles and other compensation and benefit programs that meet company objectives;

•	apprise the Committee about emerging best practices and changes in the regulatory and corporate governance environment;

•	provide advice and competitive market data on director compensation matters;

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attend periodic meetings with our Senior Vice President—Administrative Services and Corporate Relations, and our Vice President, Associate General Counsel and Secretary as required from time to time to discuss executive compensation issues and prepare for Committee meetings;

•	assist with preparation of the “Executive Compensation Discussion and Analysis” to be included in our annual proxy statement;

•	assist with the Committee’s review of compensation tally sheets for our Chief Executive Officer and the direct reports to our Chief Executive Officer;

•	periodically review the Committee’s charter; and

•	provide advice to the Committee regarding compensation matters related to the separation of ONE Gas, Inc.

In addition, the engagement letter requests that the consultant be available to assist the Committee with respect to other executive compensation matters that may arise throughout the year.

The executive compensation consultant attended each regularly scheduled in-person meeting of the Committee in 2013. During a portion of each regular, in-person meeting, the executive compensation consultant met with the Committee in executive session without members of management present. The executive compensation consultant also communicates with members of the Committee outside of the

Committee’s meetings as desired by the Committee members. The executive compensation consultant reviews briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviews recommendations and proposals being submitted to the Committee and provides perspective, advice and recommendations to the Committee regarding the recommendations of management. The executive compensation consultant also gathers and provides competitive market data and other background information for consideration by the Committee.

Our Senior Vice President—Administrative Services and Corporate Relations and our Vice President, Associate General Counsel and Secretary worked with the executive compensation consultant from time to time during the year as necessary to support the work of the executive compensation consultant on behalf of the Committee. During 2013, our Chief Executive Officer did not meet separately with the executive compensation consultant but met with the executive compensation consultant at regularly scheduled meetings of the Committee attended by our Chief Executive Officer.

It is the Committee’s view that its executive compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The executive compensation consultant is engaged by and reports directly to the Committee on matters related to executive and director compensation. As noted above, representatives of the executive compensation consultant meet separately with the Committee members outside the presence of management at each regular, in-person meeting and also speak separately with the Committee chair and other Committee members between meetings, as necessary or desired. The executive compensation consultant interacts from time to time directly with our Senior Vice President—Administrative Services and Corporate Relations and our Vice President, Associate General Counsel and Secretary in compensation-related activities such as compensation data collection and analysis and interpretation and application of new regulatory requirements. The interactions of the executive compensation consultant with management are limited to those that are on the Committee’s behalf or related to proposals that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the executive compensation consultant’s performance and independence. This review includes an evaluation of the services that the executive compensation consultant has provided to the Committee, the related fees and the procedures implemented by the executive compensation consultant with respect to maintaining its independence. During 2013, Meridian Compensation Partners did not advise us or deliver any other services other than the referenced executive and director compensation consulting services provided to the Committee. We paid fees to Meridian Compensation Partners of approximately $419,000 for services to the Committee in 2013, which included approximately $241,000 related to the separation of ONE Gas, Inc.

In February 2014, the Committee considered the independence of Meridian Compensation Partners in light of Securities and Exchange Commission rules and NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian Compensation Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest and that the consultant was independent of the Committee and our company.

Competitive Benchmarking. For 2013 compensation decisions, the Committee asked Meridian Compensation Partners to assist it with the annual benchmarking and competitive assessment of its executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian Compensation Partners to assess competitive executive compensation levels for our executive officers.

The Committee considers a number of factors in structuring our compensation program and making compensation decisions. This includes the compensation practices of select peer companies in the energy industry, which we refer to as our “Energy Peers.” The Committee’s independent consultant annually reviews the peer group with the Committee to assess its continued appropriateness and applicability to our company. The 2013 Energy Peers were chosen by the Committee after considering the recommendations of Meridian Compensation Partners and management, and were selected because they have significant lines of business in the energy industry that are similar to our businesses and because the size of their operations (e.g., enterprise value, market value) and the skills and experience required of their senior management to effectively operate their businesses are also similar to our businesses. The Committee believes that reference to the Energy Peers is appropriate when reviewing our compensation program because we compete with these companies for executive talent. The Committee reviews the composition of the Energy Peers at least annually. Our Energy Peers for 2013 were:

AGL Resources Inc.	Integrys Energy Group, Inc.	OGE Energy Corp.
Atmos Energy Corporation	Kinder Morgan Energy Partners, L.P.	Questar Corporation
CenterPoint Energy, Inc.	Magellan Midstream Partners, L.P.	Sempra Energy
Enbridge Inc.	MarkWest Energy Partners, L.P.	Spectra Energy Corp
Energy Transfer Partners, L.P.	MDU Resources Group, Inc.	Targa Resources Partners LP
Enterprise Products Partners L.P.	National Fuel Gas Company	TransCanada Corporation
EQT Corporation	NiSource Inc.	The Williams Companies, Inc.

The Committee attempts to set the compensation of our executive officers at levels that are competitive with the Energy Peers and uses market comparison data from each company’s proxy regarding these companies as a guide. The Committee reviews the median salary, annual cash incentive and long-term equity compensation (and the combined total of these elements) of persons holding the same or similar positions at the Energy Peers, based on the most recent market data available. The Committee then generally seeks to set the compensation of our executive officers for each of these elements within a competitive range of the median, assuming payout of performance-based compensation at target. An executive’s actual compensation may vary from the target amount set by the Committee based on individual and the company performance, as well as changes in our stock price. The use of market comparison data, however, is just one of the tools the Committee uses to determine executive compensation, and the Committee retains the flexibility to set target compensation at levels it deems appropriate for an individual or for a specific element of compensation.

To assess the relative competitiveness of compensation for each named executive officer, the Committee’s established practice is to review the peer group base salary, short-term incentives, long-term incentives and total target compensation results for the 25th, 50th and 75th percentiles. Because 2013 base salary and annual short-term incentive and long-term incentive target amounts established by the Committee for the named executive officers were between the 25th and 75th percentiles, the Committee determined that 2013 compensation levels fell within the Committee’s established parameters.

Tally Sheets. To better understand the total executive compensation package, the Committee analyzed tally sheets with respect to our named executive officers. These tally sheets were prepared by our human resources department working with the Committee’s executive compensation consultant. Each of these tally sheets presented the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and any annual short-term cash incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, incidental perquisites and any other compensation. These tally sheets also reflected potential payments under selected termination of employment and change-in-control scenarios.

The purpose of these tally sheets is to summarize all of the elements of actual and potential future compensation of our named executive officers so that the Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of actual and projected compensation.

Compensation Mix. In determining the overall mix of compensation for 2013 for our named executive officers, the Committee considered the competitive market data presented by its executive compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation. We pay base salary and short-term incentives in the form of cash, which is consistent with competitive market practices. The long-term incentive components of our executive compensation are structured to be paid in shares of our common stock, which is also consistent with competitive market practice.

A significant portion of total executive compensation is “at risk” based on both the annual and long-term performance of our company that aligns the interests of our executives with the interests of our shareholders. In 2013, grants to our named executive officers consisted of approximately 80 percent of the value in performance-vesting stock units and 20 percent of the value in time-vested restricted stock incentive units, consistent with our pay-for-performance philosophy. In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share-ownership guidelines.

Personal Performance. Executive compensation decisions include an assessment of individual performance, including the officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;

•	problem analysis;

•	directing business activities;

•	utilization of human, capital and material resources;

•	initiation of and response to change;

•	leadership, planning and organizational abilities;

•	decision-making;

•	time management;

•	communication and employee relations;

•	safety;

•	regulatory compliance; and

•	customer satisfaction.

The Committee, in consultation with our Corporate Governance Committee, completes an individual performance assessment of the Chief Executive Officer each year. This performance assessment is summarized and presented to the Chief Executive Officer for discussion and is reviewed by the Committee in executive session when evaluating the compensation of the Chief Executive Officer. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers. All executive officers are subject to the same compensation policies. Differences in levels of compensation are attributable to differences in roles and responsibilities, and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

Components of Compensation

Total Compensation. The Committee strives to provide a comprehensive executive compensation program that is competitive and performance based. To that end, executive compensation is tied directly to our operating and financial performance. The Committee structures executive compensation to ensure it considers long- and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance and the previously referenced individual performance criteria.

Annual Cash Compensation. As in prior years, annual cash compensation in 2013 for the named executive officers consists of two components: base salary and a variable, at-risk annual short-term cash incentive award that is earned based on both the company’s financial performance and the executive officer’s individual performance.

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Base Salary. Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to the company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our executive officers.

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Annual Short-Term Cash Incentive Awards. Variable, at-risk annual short-term cash incentive awards are made under our annual incentive plan and are designed to communicate a collective annual corporate goal, to provide our officers with a direct financial interest in our performance and profitability and to reward performance. The 2013 performance goals established under the short-term cash incentive plan and the company’s performance relative to such goals are described under “2013 Annual Short-Term Incentive Awards.”

Long-Term Equity Incentive Awards. Annual grants of long-term equity incentive awards are made under our Long-Term Incentive Plan and our ECP. Since 2004, grants under these plans have consisted of restricted stock incentive units and performance units. These annual grants are designed to provide a meaningful incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock incentive units is granted to higher-level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits. We have a defined contribution 401(k) retirement plan covering all of our employees, and we match contributions of our employees under this plan up to 6 percent of eligible compensation. We also maintain a defined benefit pension plan covering our named executive officers, other than Mr. Martinovich and Mr. Reiners, and certain other employees hired prior to January 1, 2005, and a Profit-Sharing Plan covering Mr. Martinovich and Mr. Reiners, non-bargaining unit employees hired after December 31, 2004, and bargaining unit employees as provided under collective bargaining agreements. Under the Profit-Sharing Plan, we made a contribution to the plan each calendar quarter during 2013 that will result in allocation to the participant’s plan account of an amount equal to 1 percent of the participant’s eligible compensation for that quarter. We also made an additional discretionary contribution to the participant’s account at year end equal to two percent of the participant’s eligible 2013 compensation. The Profit-Sharing Plan does not provide for any contributions to be made by plan participants.

In addition, we have a supplemental executive retirement plan for the benefit of certain officers. No new participants in our supplemental executive retirement plan have been approved since 2005 and the plan was closed to new participants in 2013. Additional details regarding our pension plan and supplemental executive retirement plan are provided under “Pension Benefits.”

We also sponsor employee health and welfare plans that provide post-retirement medical and life insurance benefits to employees who retire from our company. The pre-Medicare post-retirement plans are contributory, with retiree contributions adjusted periodically and contains other cost-sharing features such as deductibles and co-insurance. The retiree medical plan for Medicare-eligible retirees is an account-based plan pursuant to which certain employee groups are eligible for company contributions that can be applied toward the purchase of individual Medicare supplement policies through a private exchange.

Nonqualified Deferred Compensation Arrangements. Nonqualified deferred compensation arrangements are available to certain officers and employees who are subject to certain limits established by the Internal Revenue Code of 1986, as amended (the “Tax Code”), with respect to their qualified benefit plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and short-term and long-term incentive measures and amounts. Officers also are eligible to defer the receipt of their long-term equity incentive awards granted under our ECP.

Perquisites and Other Benefits. The company provides only minimal perquisites to the named executive officers, which are not taken into account when establishing salary and short- and long-term incentive compensation.

We believe that our executive compensation program also must be internally consistent and equitable in order for the company to achieve its corporate objectives. In setting the elements and amounts of compensation, the Committee does not consider amounts of compensation realizable from prior compensation, except when making grants of long-term, equity-based incentive grants each year, the Committee considers, among other factors it deems relevant, the size of grants of long-term, equity-based compensation made in prior years.

Determination of 2013 Compensation

For each of our named executive officers, 2013 base salary and short- and long-term incentive targets were determined following consideration of referenced market data for our Energy Peers, complied and furnished by the executive compensation consultant to the Committee, internal equity considerations and a subjective determination of the achievement of the referenced individual performance criteria. The Committee does not use objective targets when evaluating performance with respect to those individual performance criteria, and does not have a specific weighting for any of the factors. The final determination is based upon all of the individual performance criteria, considered in the aggregate and in light of the surrounding circumstances, but such determination and the assessment of each individual factor is entirely subjective. The Committee includes and reviews those subjective factors to ensure that it undertakes a comprehensive review of individual performance when setting compensation.

When targeted levels of individual performance and company financial performance are achieved, the Committee seeks to pay our named executive officers a base salary and short- and long-term incentives at approximately the median level of pay for that position at our Energy Peers and other organizations with which we compete for executive talent as referenced in the market data. In determining 2013 compensation levels, the Committee determined that our financial performance met targeted levels and that each named executive officer achieved appropriate levels of performance on the subjective individual performance criteria. As a result, the Committee targeted the total direct compensation for each of the named executive officers at between the 25th and 50th percentiles in order to attract and retain executives, with adjustments made reflecting, among other things, the executive’s tenure with us, level of responsibility and time in the executive’s current position. Generally, the Committee prefers a total compensation mix that favors a larger portion of compensation at risk, resulting in a large portion of compensation being granted in the form of long-term incentive awards to promote strong alignment with shareholder goals.

For 2013, the Committee determined that the compensation of each of the named executive officers was within the desired competitive range and, as a result, did not make any material changes to their compensation opportunity, except that the Committee increased the base salary of Derek S. Reiners in connection with his new role as Chief Financial Officer to further align his compensation to competitive market data for his position; and the Committee reduced the long-term incentive opportunity for certain named executive officers based on its review of market data.

2013 Annual Short-Term Incentive Awards

Short-term cash incentive awards for 2013 were based on five company-wide performance measures:

•

Diluted earnings per share (“EPS”), weighted at 50 percent. EPS is an important indicator of profitability by measuring our earnings allocable to each outstanding share of our common stock. This measure aligns the interests of our named executive officers with our shareholders and focuses our executives on achieving near-term profit goals. EPS is calculated by dividing our net income by the average outstanding shares of common stock for our fiscal year.

•

Two return on invested capital (“ROIC”) criteria weighted at 40 percent, with 20 percent relating to our stand-alone ROIC and 20 percent relating to the ROIC for ONEOK Partners, L.P., in each case exclusive of the cumulative effect of accounting changes. ROIC is a critical indicator of how effectively we use our capital invested in our operations and is an important measurement for judging how much value we are creating for our shareholders. ROIC is the ratio of earnings before interest and taxes to the amount of capital (debt and equity) invested by us to generate earnings. The computed ROIC percentage can be compared with the cost of capital, which is what investors would expect to receive if they were to invest their capital elsewhere.

•

Two safety criteria: (1) the recordable incident rate, weighted at 5 percent and (2) the preventable vehicle incident rate, also weighted at 5 percent. The total recordable incident rate is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours, and the preventable vehicle incident rate is the preventable vehicle incidents per one million miles driven. The inclusion of these two important safety factors is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company.

Based upon the company’s performance against these measures, targeted annual short-term cash incentive awards for 2013 company performance could range from zero to a maximum of 200 percent of target. In determining the actual annual short-term incentive award to be paid to each executive, assuming the company’s performance measures are met, the award is adjusted based on individual performance, specifically, the individual’s contributions to achieving corporate goals and the behaviors exhibited by the individual that are described above. As in past years, tying the annual short-term cash incentive award to individual performance raises the level of personal accountability for each executive officer.

The 2013 annual short-term cash incentive plan measures and weighting were developed and recommended to the Committee by executive management, were reviewed and approved by the Committee, and were ratified by our Board of Directors in February 2013. The 2013 benchmarks and targets are summarized as follows:

	Amounts			Weight	Maximum Corporate Percentage of Target Payable
ONEOK, Inc. 2013 Short- Term Incentive Criteria	Threshold (0% of Target)	Target (100% of Target)	Maximum (300% of Target)
Stand-alone ROIC	13.1%	14.9%	16.6%	20.0%	60.0%
ONEOK Partners, L.P. ROIC	9.6%	10.5%	11.2%	20.0%	60.0%
Total recordable incident rate	2.51	2.18	1.85	5.0%	15.0%
Preventive vehicle incident rate	1.59	1.38	1.17	5.0%	15.0%

	Amounts		Weight	Maximum Corporate Percentage of Target Payable
ONEOK, Inc. 2013 Short-Term Incentive Criteria	Threshold (50% of Target)	Target (100% of Target)
Earnings per share	$1.51	$1.79	50.0%	50.0%
				200.0%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was below the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum corporate payout percentages were set for each performance level. The cumulative maximum corporate payout percentage was 200 percent of target for 2013.

The awards under the 2013 annual incentive plan were eligible for further adjustment based upon the recommendation of our Chief Executive Officer as a result of his assessment of business-unit performance and its contribution to our overall performance. The assessment of business-unit performance and contribution at the corporate level included the review by the Committee of the business unit’s 2013 operating income compared with our 2013 financial plan, the business unit’s safety and environmental compliance, and other factors, taking into consideration the Chief Executive Officer’s recommendation. The Chief Executive Officer did not recommend, and the Committee did not make, any further adjustment to the 2013 annual short-term incentive awards for the named executive officers.

In addition to taking into account the established corporate criteria and the allocation to business units based upon their respective performance, annual short-term cash incentive awards to the named executive officers and all other participants are subject to further adjustment through the application of an individual performance multiplier ranging from zero to 125 percent. The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. The named executive officers’ maximum incentive award for 2013 could have been as high as 250 percent of their target award, taking into account the maximum corporate payout percentage of 200 percent and the maximum individual performance multiplier of 125 percent.

In 2013, each named executive officer’s targeted annual short-term incentive award, as a percentage of salary, was set to approximate the 50th percentile of the range of the competitive market data provided by the Committee’s executive compensation consultant in order to attract and retain executives, with the opportunity to earn above-average amounts if the performance criteria targets were exceeded and also based on adjustment due to individual performance. The following table sets forth the 2013 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2013
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
John W. Gibson	100%	250%
Derek S. Reiners	60%	150%
Terry K. Spencer	80%	200%
Robert F. Martinovich	70%	175%
Pierce H. Norton II	70%	175%

At the meeting of the Committee held in February 2014, the Committee determined that payouts under the 2013 short-term incentive plan would be based on a 47 percent multiplier. This determination was made following the calculation of the year-end results of the company’s achievement with respect to the five objective performance criteria referenced above. The percentage multiplier was calculated based on a sum of the following determinations:

•

the 2013 stand-alone ROIC performance measure was 11.4 percent, which was below the threshold. As a result, the weighted interpolated percentage of 0 percent was earned toward the overall corporate multiplier;

•

the 2013 ONEOK Partners, L.P. ROIC was 10.9 percent, which exceeded the 2013 ROIC target but was less than the 2013 performance maximum. As a result, the weighted percentage of 43.4 percent was earned toward the overall corporate multiplier;

•

the 2013 total recordable incident rate performance measure was 2.27, which was lower than the 2013 recordable incident rate performance threshold but higher than the target. As a result the weighted interpolated percentage of 3.6 percent was earned toward the overall corporate multiplier;

•

the 2013 preventable vehicle incident rate performance measure was 1.75, which was higher than the 2013 preventable vehicle incident rate performance threshold. As a result, 0 percent was earned toward the overall corporate multiplier; and

•	2013 EPS were $1.27 per share, which did not meet the 2013 EPS threshold. As a result, 0 percent was earned toward the overall corporate multiplier.

These performance measure percentages were added together to arrive at the 47 percent multiplier.

To determine the short-term awards payable to each of our named executive officers with respect to 2013, the company’s 47 percent multiplier was multiplied by the named executive officer’s base salary, times his short-term incentive percentage as set forth in the table above, and times his individual performance multiplier as described above. The annual calculation for our named executive officers may be stated as follows: short-term incentive award = corporate performance multiplier x base salary x established short-term incentive percentage x established individual performance multiplier.

The Committee did not exercise its discretion to adjust the amount of the corporate multiplier for extraordinary circumstances.

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2013 on page 66 contains the annual short-term incentive awards under the annual officer incentive plan earned by each of the named executive officers for 2013 and paid in 2014.

Long-Term Incentive Awards

Overview. We maintain a Long-Term Incentive Plan (“LTI Plan”) and the ECP, pursuant to which various types of long-term equity incentives may be granted, including restricted and performance units. We have not granted stock options since 2007, and no options are held by our named executive officers or any other employee. Participation in the LTI Plan and the ECP is limited to those officers and employees who are in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee, and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as to make all decisions and interpretations required to administer the plans.

Equity-based long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2013 were based upon competitive market data presented to the Committee by the Committee’s executive compensation consultant, as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. The Committee also considered the size of equity grants made in prior years to each executive.

The form of award agreements for the ECP provide that the Committee may approve the deferral by plan participants, for income-tax-planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of performance units granted to them under the plan. With respect to any such deferrals, the issuance of shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the deferred awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, the remaining state and federal taxes are due, and the net shares are distributed to participants based on the number of shares deferred and the fair market value of our common stock price on that date.

2013 Awards. In 2013, restricted stock incentive units were granted pursuant to the LTI Plan and performance units were granted pursuant to the ECP. With respect to awards to our named executive officers in 2013, 80 percent were performance-vested stock awards and 20 percent were time-vested restricted stock unit awards, reflecting our practice to deliver more value in awards based on a performance metric than in awards based on a time-based service metric. The aggregate grant date fair value of the restricted stock incentive units and performance units granted under the LTI Plan and the ECP to the named executive officers in 2013, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2013 on page 66.

Restricted Units. Restricted stock incentive units granted under the LTI Plan in 2013 vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock incentive unit held. If a holder of restricted stock incentive units retires, becomes disabled, dies or is involuntarily terminated other than for cause prior to vesting, the restricted stock incentive units will vest immediately on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, restricted stock incentive units are forfeited. In the event of a change in control of the company, restricted stock incentive unit awards vest in full. Dividends equivalents are payable with respect to these restricted stock incentive units over the term of the vesting period.

Performance Units. Performance units granted under the ECP in 2013 vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock. The number of shares of common stock to be issued upon vesting will range from 0 to 200 percent of the number of units granted based on our total shareholder return (“TSR”) over the performance period of February 20, 2013, to February 20, 2016, compared with the TSR of a peer group, consisting of the following companies: AGL Resources Inc.; Atmos Energy Corporation; CenterPoint Energy, Inc.; Enbridge Inc.; Energy Transfer Partners, L.P.; Enterprise Products Partners L.P.; EQT Corporation; Integrys Energy Group, Inc.; Kinder Morgan Energy Partners, L.P.; MDU Resources Group, Inc.; Magellan Midstream Partners, L.P.; Mark West Energy Partners, L.P.; National Fuel Gas Company; NiSource Inc.; OGE Energy Corp.; Questar Corporation; Sempra Energy; Spectra Energy Corp; Targa Resources Partners LP; TransCanada Corporation; and The Williams Companies, Inc. TSR includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Peer companies that are no longer publicly traded on the closing date of the performance period will not be considered in the performance calculation. The following table reflects the percentage of units that will earned at the end of the performance period based on our TSR performance during such period as compared with our peer group:

Performance Units Vesting Criteria

February 2013-February 2016 Performance Period

ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

If a holder of performance units retires, becomes disabled, dies or is terminated other than for cause prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a pro-rated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability, death or involuntary termination other than for cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary termination other than for cause, performance units are forfeited. In the event of a change of control of the company, our performance-unit awards will vest. Dividend equivalents are payable with respect to these performance units over the term of the vesting period.

Clawback Provisions

Our Board believes that employees who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. We have adopted clawback provisions to permit our Board or a committee of our Board to use appropriate discretion to recapture grants of performance units and short-term cash incentive awards paid to employees who bear responsibility for such noncompliance. We believe that these clawbacks discourage employees from taking actions that could result in material excessive risk to us.

Our outstanding performance-unit grants contain provisions that allow the Committee, in its sole discretion, to seek recoupment of the grant of the performance units, any resulting shares earned and the gross proceeds from the sale of such shares in the event of fraud, negligence or intentional misconduct by the holder of the performance units that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In addition, our annual short-term incentive plan provides that the Committee, in its sole discretion, may call for repayment of all or a portion of a short-term cash incentive award to a participant in the event of fraud, negligence or intentional misconduct by the participant that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In fiscal 2013, we had no financial statement corrections requiring a restatement, and the Board has not needed to consider taking any action under these clawback provisions.

Securities Trading Policy

We have a policy that employees, including our officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning the third day after our release of quarterly or annual earnings and continuing until the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. This policy also prohibits officers, members of our Board of Directors and employees in certain designated work groups from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

The policy also prohibits officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer when an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock.

Share Ownership Guidelines

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share-ownership guidelines for our Chief Executive Officer and all other officers of the company. These guidelines are mandatory and generally must be achieved by each officer over the course of the later of five years after becoming an officer or three years after January 31, 2014, the effective date of the separation of ONE Gas, Inc. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for the other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held. As of December 31, 2013, each of the named executive officers satisfied his individual stock ownership requirements under the guidelines.

Our Board of Directors has also established minimum share-ownership guidelines for our directors that provide that, within five years after joining the Board, each non-management director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board. As of December 31, 2013, each member of our Board satisfied this stock ownership guideline.

No named executive officer or member of our Board of Directors has pledged any of their shares of our common stock.

Change-in-Control Payments

Our senior management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of senior management to pursue potential change-in-control transactions that may be in the best interests of our shareholders.

Our Board of Directors, upon the recommendation of the Committee, has approved a Change-in-Control Plan that provides for certain payments in the event of termination of employment of an executive officer of our company (including the named executive officers) following a change in control.

The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide for a tax gross-up feature but provides plan participants a “net best” approach to excise taxes in determining the benefit payable to a participant under the plan. This approach determines a participant’s net best benefit based on the full benefit being paid to a participant and the participant paying the applicable federal excise tax, if any, or reducing the benefit to a level that would not trigger the payment of federal excise tax. To determine the levels of benefits to be paid to the named executive officers under the plan, the Committee consulted with Meridian Compensation Partners, its independent executive compensation consultant, to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits provided under the plan, including the payment of various multiples of salary and target short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. Under this plan, all change-in-control benefits are “double trigger” and are payable only if the officer’s employment is terminated without “just cause” or by the officer for “good reason” at any time during the two years following a change in control.

For additional information on this plan, see “Potential Post-Employment Payments and Payments Upon a Change in Control” below.

Reimbursement from ONEOK Partners, L.P.

We have entered into a services agreement with ONEOK Partners, L.P. pursuant to which we provide various services to ONEOK Partners, L.P., including the services of certain members of our management who serve as officers of the sole general partner of ONEOK Partners, L.P. Under the services agreement, we allocate to and are reimbursed by ONEOK Partners, L.P. all or a portion of the total compensation paid by us to Messrs. Gibson, Spencer, Reiners, Norton and Martinovich in connection with their services rendered on behalf of ONEOK Partners, L.P. In 2013, the respective portions of total compensation paid to such individuals for which we were reimbursed by ONEOK Partners, L.P. were as follows: Mr. Gibson (65.03 percent), Mr. Spencer (65.03 percent), Mr. Norton (65.03 percent), Mr. Martinovich (65.03 percent) and Mr. Reiners (65.03 percent). This allocation is determined using the modified Distrigas method, a widely recognized method of allocating costs, which uses a combination of ratios that include gross plant and investment, operating income and labor expense.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

Section 162(m) of the Tax Code, places a limit of $1,000,000 on the amount of compensation that our company may deduct in any one year with respect to its Chief Executive Officer or any of the three other most highly compensated executive officers, other than the principal financial officer, who are employed by us on the last day of the taxable year. There is an exception to the $1,000,000 limitation for performance-based compensation that meets certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of our company, the Committee has not adopted a policy requiring all compensation to be fully deductible under Section 162(m).

Executive Compensation Committee Report

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors the company’s executive compensation program. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

Steven J. Malcolm, Chair

Pattye L. Moore, Vice Chair

Bert H. Mackie

Eduardo A. Rodriguez

Named Executive Officer Compensation

The following table reflects the compensation paid to the named executive officers in respect of our 2013 fiscal year.

Summary Compensation Table for Fiscal 2013

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
John W. Gibson	2013	$950,000	$2,979,895	$447,000	$—	$120,732	$4,497,627
Chairman and Chief Executive Officer through January 31, 2014 Chairman of the Board effective January 31, 2014	2012 2011	$950,000 $900,000	$3,339,711 $4,180,000	$1,050,000 $1,500,000	$3,578,970 $1,530,724	$147,411 $115,517	$9,066,092 $8,226,241

Derek S. Reiners	2013	$325,000	$541,391	$85,000	$—	$44,382	$995,773
Senior Vice President, Chief Financial Officer and Treasurer	2012 2011	$290,000 $280,000	$329,848 $334,400	$160,000 $225,000	$— $—	$57,061 $54,240	$836,909 $893,640

Terry K. Spencer	2013	$600,000	$1,364,875	$235,000	$45,587	$67,932	$2,313,394
President through January 30, 2014 President and Chief Executive Officer effective January 31, 2014	2012 2011	$600,000 $500,000	$1,649,240 $1,922,800	$520,000 $650,000	$531,532 $305,582	$75,411 $55,764	$3,376,183 $3,434,146

Robert F. Martinovich	2013	$500,000	$813,271	$160,000	$—	$80,382	$1,553,653
Executive Vice President, Operations through January 30, 2014 Executive Vice President, Commercial effective January 31, 2014	2012 2011	$500,000 $450,000	$1,443,085 $1,421,200	$385,000 $525,000	$— $—	$113,361 $97,397	$2,441,446 $2,493,597

Pierce H. Norton II	2013	$500,000	$813,271	$165,000	$60,695	$53,232	$1,592,198
Executive Vice President, Commercial through January 30, 2014	2012 2011	$500,000 $400,000	$1,443,085 $1,086,800	$375,000 $475,000	$336,193 $183,688	$58,911 $43,397	$2,713,189 $2,188,885

(1)	The amounts included in the table relate to restricted stock incentive units and performance-units granted under our LTI Plan and our ECP, respectively, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note M to our audited financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014.

The aggregate grant date fair value of restricted stock incentive units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (total shareholder return) and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

Name	2013	2012	2011
John W. Gibson	$4,858,670	$5,493,744	$6,935,000
Derek S. Reiners	$883,870	$542,592	$554,800
Terry K. Spencer	$2,225,365	$2,712,960	$3,190,100
Robert F. Martinovich	$1,325,805	$2,373,840	$2,357,900
Pierce H. Norton II	$1,325,805	$2,373,840	$1,803,100

(2)	Reflects short-term cash incentives earned in 2011, 2012 and 2013 and paid in 2012, 2013 and 2014, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2013 annual short-term incentive plan, see “2013 Annual Short-Term Incentive Awards” above.

(3)	The amounts reflected represent the aggregate change during 2013 in the actuarial present value of the named executive officers’ accumulated benefits under our qualified Retirement Plan and Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2013, the change in pension value reflects not only the increase due to additional service and pay for the year, but also a decrease in present value due to the higher discount rate (5.25 percent for fiscal 2013, up from 4.25 percent in 2012). The Retirement Plan was closed to new participants as of December 31, 2004, and the named executive officers who participate in the plan are Messrs. Gibson, Spencer and Norton.

During 2013, the pension value for Mr. Gibson decreased $564,987, and there were no above-market or preferential earnings credited on Mr. Gibson’s non-qualified deferred compensation.

(4)	Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan, 401(k) Plan for Employees of ONEOK, Inc. and Subsidiaries and Profit-Sharing Plan, (ii) the value of shares received under our Employee Stock Award Program as of the date of issuance, and (iii) amounts paid for length of service awards as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan (a)	Match Under 401(k) Plan (b)	Company Contribution to Profit-Sharing Plan (c)	Service Award	Stock Award
John W. Gibson	2013	$104,700	$15,300	$—	$—	$732
	2012	$132,000	$15,000	$—	$—	$411
	2011	$99,300	$14,700	$—	$—	$949
Derek S. Reiners	2013	$20,700	$15,300	$7,650	$—	$732
	2012	$29,150	$15,000	$12,500	$—	$411
	2011	$23,400	$14,700	$14,700	$—	$949
Terry K. Spencer	2013	$51,900	$15,300	$—	$—	$732
	2012	$60,000	$15,000	$—	$—	$411
	2011	$39,300	$14,700	$—	$250	$949
Robert F. Martinovich	2013	$56,700	$15,300	$7,650	$—	$732
	2012	$85,250	$15,000	$12,500	$200	$411
	2011	$66,600	$14,700	$14,700	$—	$949
Pierce H. Norton II	2013	$37,200	$15,300	$—	$—	$732
	2012	$43,500	$15,000	$—	$—	$411
	2011	$27,300	$14,700	$—	$—	$949

(a)	For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits —Nonqualified Deferred Compensation Plan” below.

(b)	Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

(c)	At December 31, 2013, our Profit-Sharing Plan covered all non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of our pension plan. We plan to make a contribution to the Profit-Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions may be made at the end of each year. Employee contributions are not allowed under the plan.

With respect to Messrs. Gibson, Reiners, Spencer, Martinovich and Norton these amounts also reflect tax gross-up payments received in 2011 in the amounts of $568, $491, $448, $448 and $448, respectively, in each case in connection with their receipt of stock awards under the company’s Employee Stock Award Program. Under this program, we have issued one share of our common stock to all eligible employees (full-time employees and employees on short-term disability), for no consideration, when the per-share closing price of our common stock on the NYSE at or above each one dollar increment above $13 per share.

With respect to Mr. Spencer, this amount also reflects a tax gross-up payment received in 2011 in the amount of $117 in connection with his receipt of a cash service award.

Effective January 1, 2013, we eliminated tax gross-up payments in connection with shares awarded under our Employee Stock Award Program and cash service awards.

The named executive officers did not receive other perquisites or other personal benefits with an aggregate value of $10,000 or more during 2011, 2012 or 2013.

2013 Grants of Plan-Based Awards

The following table reflects the grants of plan-based awards to the named executive officers during 2013.

Grants of Plan-Based Awards for Fiscal Year 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
John W. Gibson
Restricted Unit	2/20/2013							11,625	$550,560
Performance Unit	2/20/2013				—	46,450	92,900		$2,429,335
Short-Term Incentive	1/1/2013	$—	$950,000	$2,375,000
Derek S. Reiners
Restricted Unit	2/20/2013							2,100	$99,456
Performance Unit	2/20/2013				—	8,450	16,900		$441,935
Short-Term Incentive	1/1/2013	$—	$195,000	$487,500
Terry K. Spencer
Restricted Unit	2/20/2013							5,325	$252,192
Performance Unit	2/20/2013				—	21,275	42,550		$1,112,683
Short-Term Incentive	1/1/2013	$—	$480,000	$1,200,000
Robert F. Martinovich
Restricted Unit	2/20/2013							3,175	$150,368
Performance Unit	2/20/2013				—	12,675	25,350		$662,903
Short-Term Incentive	1/1/2013	$—	$350,000	$875,000
Pierce H. Norton II
Restricted Unit	2/20/2013							3,175	$150,368
Performance Unit	2/20/2013				—	12,675	25,350		$662,903
Short-Term Incentive	1/1/2013	$—	$350,000	$875,000

(1)	Reflects estimated payments that could have been made under our 2013 annual short-term cash incentive plan. The plan provides that our officers may receive annual short-term incentive cash awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business-unit criteria and individual performance criteria are established annually by the Committee. The Committee also establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the named executive officers in 2013 under the plan and paid in 2014 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2013 above.

(2)	Reflects the performance units that could be earned pursuant to awards granted under our ECP that are earned three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the period of February 20, 2013, to February 20, 2016, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control.

(3)	Reflects restricted stock incentive units granted under our LTI Plan that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

(4)

With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as total shareholder return) and using assumptions developed from historical information of the company and each of the peer companies referenced under “Long-Term Incentive Awards – 2013 Awards” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John W. Gibson(4)	—	—	—	$—	—	53,076	$3,300,260	402,310	$25,015,653
Derek S. Reiners	—	—	—	$—	—	5,745	$357,244	43,805	$2,723,811
Terry K. Spencer	—	—	—	$—	—	24,940	$1,550,765	188,537	$11,723,231
Robert F. Martinovich	—	—	—	$—	—	18,744	$1,165,473	140,436	$8,732,303
Pierce H. Norton II(5)	—	—	—	$—	—	16,744	$1,041,113	124,436	$7,737,423

(1)	Represents restricted stock incentive units that have not yet vested. Restricted stock incentive units vest three years from the date of grant, at which time the grantee is entitled to receive one share of our common stock for each vested restricted unit. Restricted stock incentive units are scheduled to vest as follows:

Restricted Unit Vesting Schedule

Name	Number of Restricted Units	Vest Date
John W. Gibson	25,000	on January 15, 2014
	16,200	on February 15, 2015
	11,876	on February 20, 2016
Derek S. Reiners	2,000	on January 15, 2014
	1,600	on February 15, 2015
	2,145	on February 20, 2016
Terry K. Spencer	11,500	on January 15, 2014
	8,000	on February 15, 2015
	5,440	on February 20, 2016
Robert F. Martinovich	8,500	on January 15, 2014
	7,000	on February 15, 2015
	3,244	on February 20, 2016
Pierce H. Norton II	6,500	on January 15, 2014
	7,000	on February 15, 2015
	3,244	on February 20, 2016

(2)	Represents performance units that have not yet vested. Performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our total shareholder return over the three-year performance period, compared with the total shareholder return of the referenced peer group. One share of our common stock is payable in respect of each performance-unit granted that becomes vested. The following table reflects the projected vesting level based on our total shareholder return compared with the total shareholder return of the referenced peer group at December 31, 2013, December 31, 2012, and December 31, 2011, for performance units outstanding as of each of those dates.

Performance Unit Vesting Schedule

Name	Number of Performance Units	Vest Date
John W. Gibson	200,000	on January 15, 2014
	108,216	on February 15, 2015
	94,094	on February 20, 2016
Derek S. Reiners	16,000	on January 15, 2014
	10,688	on February 15, 2015
	17,117	on February 20, 2016
Terry K. Spencer	92,000	on January 15, 2014
	53,440	on February 15, 2015
	43,097	on February 20, 2016
Robert F. Martinovich	68,000	on January 15, 2014
	46,760	on February 15, 2015
	25,676	on February 20, 2016
Pierce H. Norton II	52,000	on January 15, 2014
	46,760	on February 15, 2015
	25,676	on February 20, 2016

(3)	The terms of both our restricted stock incentive units and our performance units provide that any such unvested units will become fully vested upon a change in control. See “Post-Employment Payments and Payments Upon a Change in Control.”

(4)	Mr. Gibson’s unvested restricted units vested and were paid to him on a pro-rated basis upon his retirement as Chief Executive Officer on January 31, 2014, as follows: 64 percent of the restricted units that were scheduled to vest on February 15, 2015, and 31 percent of the restricted units that were scheduled to vest on February 20, 2016. Mr. Gibson’s performance units also vested on a pro-rated basis upon his retirement on January 31, 2014. No shares will be paid out to Mr. Gibson in connection with these vested performance units until the conclusion of their respective performance periods. The performance units vested on a pro-rated basis as follows: 64 percent of the performance units scheduled to vest on February 15, 2015; and 31 percent of the performance units scheduled to vest on February 20, 2016.

(5)	All restricted and performance units held by Mr. Norton were canceled in connection with his departure from our company and his becoming the President and Chief Executive Officer of ONE Gas, Inc. as part of the separation transaction. The canceled units were replaced with restricted and performance units issued to him by ONE Gas, Inc. with a value approximately equal to the value of the cancelled restricted and performance units.

Option Exercises and Stock Vested

The following table sets forth stock awards held by the named executive officers that became vested during 2013 that included restricted units and performance units that were granted in 2010. No named executive officer exercised any options during 2013, and no named executive officer or any other employee currently holds any unexercised options.

Option Exercises and Stock Vested in Fiscal Year 2013

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
John W. Gibson	—	$—	273,600	$13,064,400
Derek S. Reiners	—	$—	16,000	$764,000
Terry K. Spencer	—	$—	104,000	$4,966,000
Robert F. Martinovich	—	$—	104,000	$4,966,000
Pierce H. Norton II	—	$—	43,000	$2,053,250

(1)	Certain of the named executive officers elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Exercise	Net Value Realized on Exercise	Net Shares Acquired on Vesting	Net Value Realized on Vesting
John W. Gibson	—	$—	143,381	$6,846,483
Derek S. Reiners	—	$—	8,313	$396,970
Terry K. Spencer	—	$—	49,267	$2,352,564
Robert F. Martinovich	—	$—	54,453	$2,600,198
Pierce H. Norton II	—	$—	22,662	$1,082,137

(2)

Includes restricted stock incentive units and performance units granted in 2010 that vested in 2013 and that were paid in shares of our common stock. Performance units vested at 200 percent of the initial grant. This level of payout was achieved due to our relative total shareholder return being above the 90th percentile of the total shareholder return of the specified peer group of energy companies.

(3)	The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

Pension Benefits

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2013, and payments made during 2013, in respect of each named executive officer under each of the referenced retirement plans.

Pension Benefits as of December 31, 2013

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
John W. Gibson	Supplemental Executive Retirement Plan	24.00(2)	$14,593,083	$—
	Qualified Pension Plan	14.00(3)	$729,493	$—
Derek S. Reiners	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Terry K. Spencer	Supplemental Executive Retirement Plan	12.25	$1,071,269	$—
	Qualified Pension Plan	12.25	$441,762	$—
Robert F. Martinovich	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Pierce H. Norton II	Supplemental Executive Retirement Plan	9.08	$649,509	$—
	Qualified Pension Plan	9.08	$314,822	$—

(1)	Each executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2013. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note N to our audited financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014.

(2)	Pursuant to a 2000 agreement between the company and Mr. Gibson, 10 additional years of service are included for purposes of calculating Mr. Gibson’s benefits under our 2005 Supplemental Executive Retirement Plan. This additional 10 years of service results in a benefit augmentation with an actuarial present value of $4,596,773, or $31,824 per month.

(3)	Mr. Gibson’s actual service is 13 years and seven months. There is no resulting benefit augmentation with respect to the additional five months credit to Mr. Gibson’s years of service.

Qualified Pension Plan. The ONEOK, Inc. Retirement Plan is a defined benefit pension plan qualified under both the Tax Code and the Employee Retirement Income Security Act of 1974, as amended. At December 31, 2013, the plan covered non-bargaining unit employees hired prior to January 1, 2005, and certain bargaining-unit employees. Also, at December 31, 2013, non-bargaining unit employees hired after December 31, 2004, employees represented by Local No. 304 of the International Brotherhood of Electrical Workers hired on or after July 1, 2010, employees represented by United Steelworkers hired on or after December 15, 2011, and employees who accepted a one-time opportunity to opt out of our pension plan, were covered by our Profit-Sharing Plan.

Benefits under our qualified pension plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. The earnings utilized in the retirement plan benefit formula for employees includes the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings means the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for Fiscal 2013 would be considered eligible compensation in determining benefits, except that the plan benefit formula takes into account only fixed percentages of final average earnings. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code and the limitations contained in certain collective bargaining agreements applicable to the plan.

Supplemental Executive Retirement Plan. We maintain a Supplemental Executive Retirement Plan (“SERP”) as a supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our qualified pension plan are treated as an offset that reduces the supplemental retirement benefit.

Participants in the SERP were selected by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board of Directors. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and in November 2013 the Committee recommended and our Board of Directors approved an amendment to the SERP that closed the SERP to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 36 consecutive month’s compensation of the employee’s last 60 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our qualified pension plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our qualified pension plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our qualified pension plan that were or would have been paid if qualified pension plan benefits were commenced at the same time as the SERP benefits. We fund benefits payable under the SERP through a rabbi trust arrangement.

Nonqualified Deferred Compensation Plan. The following table sets forth certain information regarding the participation by the named executive officers in our Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation in Fiscal Year 2013

Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End(3)
John W. Gibson(4)	2013	$121,500	$854,064	$10,468,554	$—	$34,699,590
	2012	$149,000	$13,574,860	$(263,266)	$—	$23,255,472
	2011	$115,500	$3,150,813	$2,749,264	$—	$9,794,878
Derek S. Reiners	2013	$37,350	$20,700	$61,347	$—	$294,434
	2012	$37,400	$29,150	$17,506	$—	$175,037
	2011	$39,400	$23,400	$(2,963)	$—	$90,981
Terry K. Spencer	2013	$270,500	$51,900	$300,660	$—	$1,398,379
	2012	$180,000	$60,000	$81,908	$—	$775,319
	2011	$113,500	$39,300	$(6,083)	$—	$453,411
Robert F. Martinovich(5)	2013	$45,600	$74,866	$421,793	$—	$1,782,808
	2012	$54,500	$100,387	$72,218	$—	$1,240,549
	2011	$40,500	$409,239	$158,910	$—	$1,013,444
Pierce H. Norton II	2013	$35,000	$37,200	$98,132	$93,047	$534,297
	2012	$51,500	$43,500	$30,199	$—	$457,012
	2011	$79,500	$27,300	$(6,855)	$—	$331,813

(1)	The “All Other Compensation” column of the Summary Compensation Table for Fiscal 2013 at page 66 includes these amounts paid as our matching contributions under our deferred compensation plan.

(2)	There were no above-market earnings in 2013, 2012, or 2011.

(3)	Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards; Company matching contributions; and shares that were deferred upon vesting and the dividend equivalents accumulated on these deferrals.

(4)	Includes the value of 82,782 shares the receipt of which was deferred by Mr. Gibson upon vesting in January 2010; 98,550 shares the receipt of which was deferred upon vesting in January 2011;, and 295,544 shares, the receipt of which was deferred upon vesting in January 2012, in each case under the deferral provisions of the ECP, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 190,560, 500,599 and 515,250 for 2011, 2012 and 2013, respectively.

(5)	Includes the value of 11,418 shares the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of the ECP, plus the dividend accumulation on these deferrals for a year-end deferred share balance of 11,784, 12,135 and 12,491 for 2011, 2012 and 2013, respectively.

We maintain a Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”) to provide select employees with the option to defer portions of their compensation and provide nonqualified deferred compensation benefits that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and our Profit-Sharing Plan, as well as participants in the ONEOK, Inc. Retirement Plan who do not participate in the SERP.

The Deferred Compensation Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the Deferred Compensation Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with an investment return based on the five-year United States Treasury bond rate as of the first business day of January each year that, for 2013, was 0.76 percent. Long-term deferral accounts are credited with the actual investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2013, the investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund — Class K	20.58%
Moody’s Corporate Bond Long-Term Yield AAA	4.77%
Vanguard Institutional Index	32.35%
Dodge & Cox International Stock Fund	26.31%
American Beacon Funds Large Cap Value	34.93%
Vanguard PRIMECAP	39.73%
Schwab Mgd Retirement Income Class 3	4.91%
Schwab Mgd Retirement Trust 2010 Class 3	9.02%
Schwab Mgd Retirement Trust 2020 Class 3	15.33%
Schwab Mgd Retirement Trust 2030 Class 3	20.71%
Schwab Mgd Retirement Trust 2040 Class 3	24.59%
Schwab Mgd Retirement Trust 2050 Class 3	26.24%
JPMorgan Small Cap Equity (VSEIX)	36.15%
JPMorgan Large Cap Growth Fund — Class R6	33.03%
PIMCO Total Return Administration Fund	-1.92%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. We fund benefits payable under the Deferred Compensation Plan through a rabbi trust arrangement.

Potential Post-Employment Payments and Payments Upon a Change in Control

Described below are the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-employment compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;

•	provide security for any compensation or benefits that have been earned;

•	permit executives to focus on our business;

•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

•	avoid the costs associated with separately negotiating executive severance benefits; and

•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made Upon Any Termination. Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;

•	amounts contributed under our 401(k) Plan, Profit-Sharing Plan and Deferred Compensation Plan; and

•	amounts accrued and vested through our pension plan and SERP.

Payments Made Upon Retirement. In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	receive a prorated share of each outstanding performance unit granted under our ECP upon completion of the performance period;

•	receive a prorated portion of each outstanding restricted stock incentive unit granted under our LTI Plan and our ECP upon completion of the restricted period; and

•	participate in health and life benefits for the retiree and qualifying dependents.

Payments Made Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable benefits under our disability plan or payments under our life insurance plan.

Payments Made Upon or Following a Change in Control. We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board of Directors has adopted a Change-in-Control Plan that covers all of our executive officers, including the named executive officers. Subject to certain exceptions, the Change-in-Control Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change-in-Control Plan) or if they resign for good reason (as defined in the Change-in-Control Plan), in each case within two years following a change in control of ONEOK or ONEOK Partners, L.P. All change-in-control benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a cash payment that may be up to three times the participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for 18 months. Our Board of Directors, upon the recommendation of the Committee, established a severance multiplier of one or two times annual salary plus target annual bonus for all participants in the Change-in-Control Plan, including two times for each of the named executive officers.

The Change-in-Control Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change-in-Control Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under the Change-in-Control Plan are comparatively minor, and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of the Change-in-Control Plan, a “change in control” generally means any of the following events:

•

an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•

the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•

a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30 percent or more of our outstanding voting securities, has beneficial ownership of 30 percent or more of the outstanding voting securities of the company resulting from the transaction;

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets; or

•

we cease to own, directly or indirectly, a majority of each class of the outstanding equity interests of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., we cease to hold the power to designate a majority of the Board of Directors of the general partner of ONEOK Partners, L.P., or the general partner of ONEOK Partners, L.P. is removed.

For the purposes of the Change-in-Control Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

•

a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

•

any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or

•

a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change-in-Control Plan, “good reason” means:

•

a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company from that in effect on the date the change in control occurred;

•	a material reduction in the participant’s base salary from that in effect immediately prior to the change in control;

•	a material reduction in short-term and/or long-term incentive targets from those applicable to the participant immediately prior to the change in control;

•

the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

•	the failure of a successor company to explicitly assume the Change-in-Control Plan.

Potential Post-Employment Payments Tables. The following tables reflect estimates of the incremental amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2013, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to performance units, the performance factor calculated as if the performance period ended on December 31, 2013. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the tables that follow are the amounts that would be paid pursuant to our Change-in-Control Plan and, with respect to the performance units, assume achievement of a performance factor at the target of 100 percent.

John W. Gibson	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$3,800,000
Health and Welfare Benefits	$—	$—	$18,158
Equity
Restricted Unit	$2,288,844	$2,288,844	$3,300,260
Performance Unit	$17,482,416	$—	$13,172,655
Total	$19,771,260	$2,288,844	$16,472,915
Total	$19,771,260	$2,288,844	$20,291,073

Derek S. Reiners	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,040,000
Health and Welfare Benefits	$—	$—	$26,897
Equity
Restricted Unit	$215,304	$215,304	$357,244
Performance Unit	$1,641,394	$—	$1,427,568
Total	$1,856,698	$215,304	$1,784,812
Total	$1,856,698	$215,304	$2,851,709

Terry K. Spencer	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$2,160,000
Health and Welfare Benefits	$—	$—	$27,393
Equity
Restricted Unit	$1,073,295	$1,073,295	$1,550,765
Performance Unit	$8,177,793	$—	$6,189,926
Total	$9,251,088	$1,073,295	$7,740,691
Total	$9,251,088	$1,073,295	$9,928,084

Robert F. Martinovich	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
Health and Welfare Benefits	$—	$—	$27,393
Equity
Restricted Unit	$821,182	$821,182	$1,165,473
Performance Unit	$6,213,645	$—	$4,653,423
Total	$7,034,827	$821,182	$5,818,896
Total	$7,034,827	$821,182	$7,546,289

Pierce H. Norton II	Termination Upon Death, Disability or Retirement	Termination Without Cause	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
Health and Welfare Benefits	$—	$—	$27,393
Equity
Restricted Unit	$703,731	$703,731	$1,041,113
Performance Unit	$5,274,037	$—	$4,155,983
Total	$5,977,768	$703,731	$5,197,096
Total	$5,977,768	$703,731	$6,924,489

Proposal 3 – Advisory Vote on Executive Compensation

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934 to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Securities and Exchange Act of 1934, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2011 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we intend to provide our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation until the next required non-binding advisory vote on the frequency of future advisory say-on-pay votes as required by the rules of the Securities and Exchange Commission.

Our Executive Compensation Program

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narratives discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	to align the interests of our executive officers with the interests of our shareholders;

•	to attract, retain and motivate highly talented and diverse executives who are critical to the successful implementation of our strategic plan;

•	to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and

•	to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to assess their effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

•

a substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and business goals;

•	awards to each executive officer are subject to fixed maximums established by our Executive Compensation Committee;

•	incentive awards are based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	short-term and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

•	the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

•	short-term cash and long-term performance-unit incentive awards are subject to clawback provisions as described on page 63;

•	for executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

•	for executive officers, 80 percent of the long-term, stock-based incentive amounts are in the form of performance units; and

•	executive officers are subject to our share-ownership guidelines, described on page 64.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2013, please read the “Executive Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 47.

Following our 2013 annual meeting of shareholders, the Executive Compensation Committee took into account the affirmative vote by 97.1 percent of our shareholders who voted on our executive compensation at our 2013 annual meeting of shareholders and determined to continue to apply the same principles applied in recent years in determining the nature and amount of executive compensation.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required and Board Recommendation

This vote is advisory and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on the proposal at the meeting. Abstentions will have the same effect as votes against this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Proposal 4 – Shareholder Proposal Regarding Publication of a Report on Methane Emissions

Information regarding a shareholder proposal is set forth below. The Christopher Reynolds Foundation, c/o Trillium Asset Management, 711 Atlantic Ave., Boston, MA 02111, a beneficial owner of 218 shares of our common stock, has submitted a shareholder proposal for consideration at our 2014 annual meeting of shareholders. The resolution and supporting statement as received from the Christopher Reynolds Foundation, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated in the “Statement of Opposition to the Proposal” which follows the proposal.

Proponent’s Resolution and Supporting Statement:

Methane Emissions Report

Whereas:

Public confidence in the environmental benefits of natural gas is threatened by evidence of high levels of methane leakage from the oil and gas industry in many regions. A November 2013 study published in the Proceedings of the National Academy of Sciences shows the oil and gas sector in Oklahoma and Texas, where ONEOK has significant operations, may be emitting up to five times more methane than estimated. This study raises questions regarding the adequacy of current Environmental Protection Agency methods for measuring methane emissions.

Methane is a potent greenhouse gas (GHG), with 86 times the climate impact of carbon dioxide over a 20-year period. Studies from Harvard, Cornell, the University of Colorado, and the University of Texas, among others, estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering media attention that ONEOK should do more to proactively address.

Reducing methane emissions in oil and gas production is one of four policies proposed by the International Energy Agency (IEA) that “could stop the growth in global energy-related emissions by the end of this decade at no net economic cost.” All four policies “rely only on existing technologies”, “have already been adopted and proven in several countries”, and “would not harm economic growth in any country or region”.

The lEA highlights the risk of failing to implement best practice measurement and disclosure of methane emissions in its 2012 report “Golden Rules for a Golden Age of Gas.” The IEA recommends oil and gas producers undertake a set of actions “necessary to realise the economic and energy security benefits while meeting public concerns” of unconventional gas development. One of these actions is to “eliminate venting, [and] minimise flaring and other emissions,” and it recommends producers “consider setting targets on emissions as part of their overall strategic policies to win public confidence.”

In November 2013 Colorado proposed new regulations, with industry support, focusing on methane emissions and requiring companies to capture 95 percent of their hydrocarbon emissions.

We believe ONEOK’s social license to operate may be at risk due to the limited disclosures associated with emissions. In contrast, industry peer Spectra Energy has taken meaningful steps towards measuring and disclosing emissions.

Benefits of reducing methane emissions include worker safety improvements, maximizing available energy resources, protecting human health, reducing environmental impacts, and reducing economic waste. Upgrading assets may also improve performance, making equipment more robust and less susceptible to accidents, upsets and downtime. Significant reductions in methane emissions are possible using new technologies with positive return on investment.

Resolved:

Shareholders request ONEOK, Inc. publish a report that reviews its policies, actions, and plans to further develop measurement, disclosure, mitigation, and reduction targets for methane emissions resulting from all operations under its financial or operational control. The report should consider steps beyond legal compliance and be prepared in light of studies on this issue, at reasonable cost, omit proprietary information, and be available by October 2014.

Board of Directors’ Statement in Opposition to the Proposal

Your Board of Directors unanimously recommends a vote AGAINST the approval of this proposal.

A similar proposal sponsored by The Christopher Reynolds Foundation, c/o Trillium Asset Management, requiring publication of a report relating to methane emissions was considered by our shareholders at our 2013 annual meeting of shareholders, but it failed to receive the requisite shareholder vote for approval.

For reasons similar to those set forth in the Board of Directors’ statement of opposition to this previous proposal (as set forth in the proxy statement with respect to our 2013 annual meeting), the Board of Directors believes that the latest proposal from The Christopher Reynolds Foundation is not in the best interests of our company or of our shareholders at this time.

We are committed to providing energy and energy-related services in a safe and environmentally responsible manner and continue to strive to balance our environmental responsibility with sound business decisions and fiscal responsibility. We believe that these goals are not mutually exclusive, as the increasing substitution of clean-burning natural gas for other fossil fuels is contributing to overall reported greenhouse gas emissions reductions around the country. According to the EPA, U.S. greenhouse gas emissions in 2011 were 6.9 percent below 2005 levels, in part due to the shift from coal to natural gas in power generation.

Natural gas (methane) is one of the primary products we gather, process and transport, and we continue to implement a number of emission-reduction efforts across our operations, including those designed to recapture and reduce all greenhouse gas emissions, including methane. For both operational efficiency and safety, at every stage of the gathering, processing and transportation sequence, we strive to prevent the fugitive release of methane. Our Board of Directors and our management team regularly monitor potential areas for improvement to reduce further methane and other greenhouse gas emissions.

For example, since 2010, we have implemented a pipeline optimization program that uses modeling technology and other methods to more efficiently manage our interstate pipeline systems — resulting in reduced fuel use and product leaks and losses, while enhancing reliability for our customers. In addition, our ONEOK Partners, L.P. business segment participates in the EPA’s Natural Gas STAR Program to voluntarily reduce methane emissions, and, in 2010, ONEOK Partners, L.P. was named the program’s natural gas gathering and processing partner of the year. Moreover, this year we have continued to advance the implementation of our companywide environment, safety and health (ESH) management system, established in 2012 to strengthen and sustain our ESH initiatives such as tracking and minimizing the environmental impact of our contractors, and enhancing our self-assessment capabilities to ensure we continue to identify opportunities to improve.

Throughout 2013, we continued to identify and execute on practices designed to reduce product loss, fuel usage, material spills and releases, as well as air emissions of all types. Our specific efforts related to methane emissions include, but are not limited to:

•	emphasis on accelerated connections between our natural gas gathering systems and third-party producing oil and gas wells where the natural gas might otherwise be flared or vented to the atmosphere;

•

active participation in the North Dakota Flaring Task Force to develop a plan to reduce flaring of natural gas in North Dakota to 15 percent of production by 2016 and to 5 percent by 2020 from the current level of approximately 30 percent;

•	the use of vapor recovery units where practical to capture and utilize natural gas that would have otherwise been vented to the atmosphere;

•	the use of portable flares during maintenance work to combust methane that would have otherwise been vented (flaring eliminates 98 percent of the vented methane);

•

the implementation of compression optimization tools on certain transmission pipelines, resulting in decreased emissions (this practice was presented by us to national peer companies at a 2013 EPA Natural Gas Star workshop);

•	the use of “hot taps” in lieu of complete venting/flaring of pipeline segments when making connections;

•	decreasing pressures on engines and pipelines prior to venting in order to conserve natural gas and reduce vented emissions when taking assets off line for maintenance or other reasons;

•	scheduled leak inspection and repair of certain natural gas pipeline and processing plant assets; and

•	utilizing newer and usually lower emission equipment as replacements for older assets.

Our Board of Directors is also mindful of the need for timely and complete disclosure of the company’s efforts in this area. As a result, we make publicly available comprehensive information concerning our ongoing programs to measure, mitigate and reduce emissions. Annually, we publish a Corporate Responsibility Report that can be found on our website at www.oneok.com/Responsibility.aspx. In our 2011-2012 Corporate Responsibility Report and our most recent interim 2013 Corporate Responsibility Report, we include detailed information with respect to greenhouse gas emissions related to our largest facilities as reported to the EPA in accordance with its Mandatory Greenhouse Gas Reporting rule. (For more information on the EPA’s Greenhouse Gas Reporting Rule, visit www.epa.gov.) The disclosure contained in the “Environmental Performance” sections of our 2011-2012 Corporate Responsibility Report and our interim 2013 Corporate Responsibility Report includes greenhouse gas emissions data broken out by company business unit with respect to both the natural gas and natural gas liquids supplied to customers as well as facility-direct emissions of the company, which include combustible emissions released from our operations, and methane and carbon dioxide emissions from equipment leaks, venting and other processes common to natural gas systems. The greenhouse gas emissions data set forth in this report is based on the “Carbon Dioxide Equivalent” metric required by applicable regulations, which accounts for the global warming potential of specific greenhouse gases, including methane.

This proposal seeks to impose requirements that exceed existing regulations on disclosure and reporting, with which we already comply and the results of which are publicly available to our shareholders. Implementation of the proposal would impose an undue burden on our company relative with the value of such incremental disclosure.

In considering this proposal, we think it is important to consider that while greenhouse gas emissions are an important environmental concern, it is estimated that natural gas and petroleum systems account for 30 percent of total U.S. methane emissions, natural gas transmission pipelines account for less than 8 percent of total U.S. methane emissions, and methane itself accounts for just 9 percent of total greenhouse gas emissions (carbon dioxide makes up the vast majority (84 percent), while nitrous oxide (5 percent) and fluorinated gas (2 percent) make up the balance).

We have proven our commitment to environment sustainability and recognize the importance of environmental stewardship and the growing interest concerning levels of emissions of greenhouse gasses and their potential effects on the earth’s climate. We believe that our commitment to and our record of monitoring and reducing our greenhouse gas emissions speaks for itself as detailed in our

Corporate Responsibility Report. Our Board of Directors believes the additional report advocated by the shareholder proponent of this proposal would produce little useful information beyond that which our company already provides. We continue to proactively take steps to reduce company methane emissions, and our Board of Directors believes that we have already undertaken an appropriate level of reporting with respect to methane emissions and our policies and programs designed to mitigate and reduce emission levels. In light of the substantial disclosure already provided by us with respect to methane and other greenhouse gas emissions and our preventative measures, the Board of Directors does not believe publishing an additional report focused solely on methane emissions is a necessary or a prudent use of the company’s human and financial resources. To the contrary, the report requested by the proponent would lead to an unnecessary and duplicative diversion of resources.

Our Board of Directors will, of course, continually review our environmental activities and the associated reporting in light of changing facts and circumstances. We daily strive to operate in an environmentally responsible manner, which we believe is in the long-term interests of our shareholders.

Vote Required and Board Recommendation

For the reasons set forth above, the Board of Directors believes that the publication of the proponent’s requested report is not in the best interests of the company or our shareholders at this time.

Approval of this shareholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board of Directors unanimously recommends a vote AGAINST the approval of this proposal.

Related-Person Transactions

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5 percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5 percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

Shareholder Proposals

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2015 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 2, 2014. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2015 annual meeting, outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our bylaws. Our bylaws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our bylaws, to our corporate secretary. To be timely for our 2015 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 2, 2014.

Householding

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling Wells Fargo Shareowner Services at 1-877-602-7615, or by providing written instructions to Wells Fargo Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Annual Report on Form 10-K

Our 2013 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2013) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2013. Written requests should be mailed to Eric Grimshaw, Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

Other Matters

So far as is now known to us, there is no business other than that described in this proxy statement above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

ERIC GRIMSHAW Secretary

Tulsa, Oklahoma

April 1, 2014

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below:
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Your Board of Directors recommends a vote FOR the election of each of the nominees listed below.
1. Election of eleven directors:
FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN
01 James C. Day 02 Julie H. Edwards 03. William L. Ford 04 John W. Gibson 05 Bert H. Mackie 06 Steven J. Malcolm
07 Jim W. Mogg 08 Pattye L. Moore 09 Gary D. Parker 10 Eduardo A. Rodriguez 11 Terry K. Spencer
Please fold here – Do not separate
Your Board of Directors recommends a vote FOR Proposals 2 and 3:
2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2014.
3. An advisory vote to approve ONEOK, Inc.’s executive compensation.
Your Board of Directors recommends a vote AGAINST Proposal 4:
4. A shareholder proposal regarding publication of a report on methane emissions.
For Against Abstain
For Against Abstain
For Against Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, Inc.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 21, 2014 9:00 a.m. Central Time
ONEOK
100 West Fifth Street Tulsa, Oklahoma 74103
proxy
ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John W. Gibson and Stephen W. Lake, or either of them, with the power of substitution in each, proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 21, 2014, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3 and 4 of this Proxy, and any other business that may properly come before the meeting.
Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS PROPOSED, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4.
This card also constitutes voting instructions by the undersigned participant to the trustee of the ONEOK, Inc. 401(k) Plan, the ONEOK, Inc. Profit Sharing Plan, the ONE Gas, Inc. 401(k) Plan and the ONE Gas, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 16, 2014. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AS PROPOSED AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.
If you vote by the Internet or Telephone, DO NOT return your proxy card.
Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET
PHONE
1-866-883-3382
MAIL
www.proxypush.com/oke
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 20, 2014.
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 20, 2014.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.